Exhibit 2.1

ANNEX A

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

FORUM MERGER CORPORATION,

as the Parent,

FMC MERGER SUBSIDIARY CORP.,

as Merger Sub I,

FMC MERGER SUBSIDIARY LLC,

as Merger Sub II,

CLEARLAKE CAPITAL MANAGEMENT III, L.P.,

in the capacity as the Seller Representative,

and

C1 INVESTMENT CORP.,

as the Company

Dated as of November 30, 2017

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V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	23
5.1. Organization and Standing	23
5.2. Authorization; Binding Agreement	23
5.3. Capitalization	24
5.4. Subsidiaries	25
5.5. Governmental Approvals	26
5.6. Non-Contravention	26
5.7. Financial Statements	26
5.8. Absence of Certain Changes	27
5.9. Compliance with Laws	27
5.10. Company Permits	28
5.11. Litigation	28
5.12. Material Contracts	28
5.13. Intellectual Property	29
5.14. Taxes and Returns	30
5.15. Real Property	31
5.16. Title to and Sufficiency of Assets	31
5.17. Employee Matters	31
5.18. Benefit Plans	32
5.19. Environmental Matters	33
5.20. Transactions with Related Persons	33
5.21. Insurance	33
5.22. Export Control Laws	33
5.23. Books and Records	34
5.24. Top Customers and Suppliers	34
5.25. Government Contracts	34
5.26. Certain Business Practices	35
5.27. Investment Company Act	35
5.28. Finders and Brokers	36
5.29. Independent Investigation	36
5.30. Information Supplied	36
5.31. Disclosure	36

VI. COVENANTS	36
6.1. Access and Information	36
6.2. Conduct of Business of the Company	37
6.3. Conduct of Business of the Parent	37
6.4. Parent Public Filings	39
6.5. No Solicitation	40
6.6. No Trading	40
6.7. Notification of Certain Matters	41
6.8. Efforts	41
6.9. Further Assurances	42
6.10. The Registration Statement	43
6.11. Company Stockholder Meeting	44
6.12. PIPE Investment	44
6.13. Public Announcements	45
6.14. Confidential Information	45
6.15. Documents and Information	46
6.16. Indemnification of Directors and Officers; Tail Insurance	47
6.17. Post-Closing Board of Directors and Executive Officers	47
6.18. Use of Trust Account Proceeds After the Closing	48

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6.19. Parent Post-Closing Dividend Policy	48
6.20. Post-Closing Registration Statement	48
6.21. Security Clearances	48
6.22. Listing of Parent Common Shares	48

VII. SURVIVAL	49
7.1. Survival	49

VIII. CLOSING CONDITIONS	49
8.1. Conditions to Each Party’s Obligations	49
8.2. Conditions to Obligations of the Company	50
8.3. Conditions to Obligations of the Parent	51
8.4. Frustration of Conditions	52

IX. TERMINATION AND EXPENSES	52
9.1. Termination	52
9.2. Effect of Termination	53
9.3. Transaction Expenses	53
9.4. Termination Fee	54

X. WAIVERS AND RELEASES	54
10.1. Waiver of Claims Against Trust	54

XI. MISCELLANEOUS	55
11.1. Notices	55
11.2. Binding Effect; Assignment	57
11.3. Third Parties	57
11.4. Arbitration	57
11.5. Governing Law; Jurisdiction	58
11.6. WAIVER OF JURY TRIAL	58
11.7. Specific Performance	58
11.8. Severability	58
11.9. Amendment	59
11.10. Waiver	59
11.11. Entire Agreement	59
11.12. Interpretation	59
11.13. Counterparts	60
11.14. Seller Representative	60
11.15. Acknowledgement; Waiver of Conflicts; Retention of Privilege	62

XII. DEFINITIONS	64
12.1. Certain Definitions	64
12.2. Section References	74

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Sponsor Earnout Letter and Amendment to Escrow Agreement
Exhibit E	Form of Registration Rights Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 30, 2017 by and among (i) Forum Merger Corporation, a Delaware corporation (the “Parent”), (ii) FMC Merger Subsidiary Corp., a Delaware corporation (“Merger Sub I”) and a wholly-owned subsidiary of Parent, (iii) FMC Merger Subsidiary LLC, a Delaware limited liability company (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”) and a wholly-owned subsidiary of the Parent, (iv) Clearlake Capital Management III, L.P., a Delaware limited partnership, in the capacity as the representative from and after the Effective Time (as defined below) for the Company Securityholders in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) C1 Investment Corp., a Delaware corporation (the “Company”). The Parent, the Merger Subs, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its subsidiaries, provides information technology collaboration and technology solutions for large and medium enterprises, including for the collaboration, enterprise networking and data center, cloud and security markets;

WHEREAS, the Parent owns all of the issued and outstanding shares of equity securities of the Merger Subs, each of which was formed for the sole purpose of the Mergers (as defined below);

WHEREAS, the Parties intend to effect: (a) the merger of the Merger Sub I with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”), as a result of which all of the issued and outstanding capital stock, options and warrants, of the Company, immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or other instrument previously representing any such shares, options or warrants shall thereafter represent the right to receive a Pro Rata Share (as defined herein) of the Total Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”), all in accordance with the terms of this Agreement; and (b) as part of the same overall transaction as the First Merger, a merger of the surviving corporation of the First Merger with and into Merger Sub II with Merger Sub II continuing as the surviving entity (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, the (a) boards of directors of the Company, the Parent and Merger Sub I and (b) the managing member of Merger Sub II, have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders (as applicable) and (ii) approved this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of each of the Company, the Parent and Merger Sub I have determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the First Merger;

WHEREAS, the Company has provided to the Parent voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and Company Stockholders (as defined herein) representing in the aggregate the Required Company Stockholder Approval (as defined herein);

WHEREAS, the Parties intend that for U.S. federal and applicable state and local income tax purposes, (i) the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein) and (ii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

WHEREAS, the Parent on or about the date hereof has obtained commitments from certain investors for a private placement of Parent Common Shares (as defined herein) (the “PIPE Investment”), each such private placement to be consummated immediately prior to the consummation of the transactions contemplated by this Agreement (other than the Deferred PIPE Closing (as defined herein)); and

WHEREAS, certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

MERGERS

1.1 Mergers.

(a) The First Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub I and the Company shall consummate the First Merger, pursuant to which Merger Sub I shall be merged with and into the Company, following which the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the First Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) The Second Merger. At the Second Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub II, and the separate existence of the Surviving Corporation shall cease and Merger Sub II will continue as the surviving entity. Merger Sub II, as the surviving entity after the Second Merger, is hereinafter sometimes referred to as the “Surviving Entity” (provided, that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

1.2 Effective Time. The Parties hereto shall cause the First Merger to be consummated by filing a certificate of merger for the merger of Merger Sub I with and into the Company (the “Certificate of First Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing, or the later effective time of the merger as specified in the Certificate of Merger, being the “Effective Time”). As soon as practicable following the Effective Time, but no later than one (1) Business Day following the Effective Time, Parent shall cause the Second Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Second Merger” and together with the Certificate of First Merger, the “Certificates of Merger”), in accordance with the relevant provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”) (the time of such filing, or the later effective time of the Second Merger as specified in the Certificate of Second Merger, being the “Second Effective Time”).

1.3 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the Certificate of First Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub I and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub I and the Company set forth in this Agreement to be performed after the Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Certificate of Second Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub II and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub II and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

1.4 Tax Treatment.

(a) For U.S. federal and applicable state and local income tax purposes, the Mergers together are intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations and will take no action (and will not fail to take any action) that would reasonably be expected to cause the Mergers to fail to qualify as a reorganization.

(b) Notwithstanding any provision of this Agreement, the allocation of Total Consideration as among cash and Parent Common Shares allocable to Company Securityholders shall be adjusted, by decreasing the cash portion and correspondingly increasing the portion of Total Consideration paid in Parent Common Shares, if and to the extent necessary to assure that the Company Securityholders receive sufficient Parent Common Shares such that, when aggregated with Parent Common Shares previously paid as Total Consideration to the Company Securityholders (if any), the amount of Parent Common Shares is not less than the minimum amount of Parent Common Shares necessary to satisfy the requirements for qualification as a reorganization under Section 368(a)(1)(A) of the Code.

1.5 Organizational Documents. At the Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time, shall cease and the certificate of incorporation and by-laws of Merger Sub I as in effect immediately prior to the Effective Time, shall be the charter documents of the Surviving Corporation. At the Second Effective Time, the certificate of formation and operating agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity in such certificate of formation and operating agreement shall be amended to be “C1 Investment LLC”.

1.6 Directors and Officers of the Surviving Corporation Entity. Immediately after the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Parent after giving effect to Section 6.17. Immediately after the Second Effective Time, the executive officers of the Surviving Entity shall be the executive officers of the Parent after giving effect to Section 6.17.

1.7 Merger Consideration. Subject to and upon the terms and conditions of this Agreement:

(a) The aggregate consideration to be paid to the Company Securityholders at the Closing (subject to adjustment in accordance with Section 1.12) pursuant to the Mergers (the “Merger Consideration”) shall be equal to an amount equal to (i) the Enterprise Value, minus (ii) the Closing Indebtedness, plus (iii) the Closing Cash, plus (iv) the Net Acquisition Amount, if any (which such amount of Merger Consideration, for the avoidance of doubt, includes the Deferred PIPE Closing Amount to be paid after the Closing for the Deferred Payment in accordance with Section 1.7(e) below). Additionally, the Company Securityholders will have the contingent right to receive the Earnout Payments (together with the Merger Consideration, the “Total Consideration”) after the Closing in accordance with Article II below.

(b) Subject to the application of Section 1.4(b), the Merger Consideration will be paid in the form of: (i) cash from the Parent and/or the Target Companies (the “Cash Consideration”) in an amount equal to (A) the total cash and cash equivalents of Parent, including funds from the PIPE Investment and the remaining funds in the Trust Account, after giving effect to the completion of the Redemption (but for the avoidance of doubt before giving effect to the payment of Transaction Expenses or Sponsor Loans paid at or in connection with the Closing in accordance with Section 6.18) (the amount in this clause (A), the “Parent Cash”), plus (B) the Permitted Closing Cash, minus (C) Twenty-Five Million U.S. Dollars ($25,000,000); (ii) a number of Parent Common Shares, valued at the Redemption Price per share, equal to (A) the Merger Consideration, minus (B) the Cash Consideration, minus (C) the Deferred PIPE Closing Amount (the “Stock Consideration”); and (iii) a deferred payment equal to the Deferred PIPE Closing Amount (the “Deferred Payment”) to be paid upon the consummation of the Deferred PIPE Closing in accordance with Section 1.7(e) below.

(c) Each Company Securityholder shall be entitled to receive such Company Securityholder’s respective Pro Rata Share of the Cash Consideration, the Stock Consideration, the Deferred Payment, the Earnout Cash Payments and the Earnout Stock Payments. Notwithstanding anything to the contrary contained in this Agreement, solely for purposes of calculating each Company Securityholder’s Pro Rata Share of the Merger Consideration or any component thereof, including the Cash Consideration, the Stock Consideration and the Deferred Payment (but for the avoidance of doubt, not the aggregate Merger Consideration, or any component thereof, payable by the Parent), the aggregate exercise price of all issued and outstanding Company Options as of the Effective Time shall be added to the Merger Consideration.

(d) Notwithstanding the foregoing in this Section 1.7, the Merger Consideration is subject to any post-Closing adjustments to the Merger Consideration pursuant to Section 1.12 or adjustments pursuant to Section 1.13.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that a portion of the Merger Consideration equal to the Deferred PIPE Closing Amount is being deferred at the Closing and will not be paid until the Deferred PIPE Closing is consummated in accordance with the Deferred PIPE Closing Agreement. Within three (3) Business Days after the consummation of the Deferred PIPE Closing, the Parent will pay the Deferred PIPE Closing Amount in cash to the Company Securityholders as the Deferred Payment hereunder. In the event that the PIPE Investor for the Deferred PIPE Closing defaults on the Deferred PIPE Closing Agreement and does not consummate the Deferred PIPE Closing in accordance with the terms thereof, and such default continues for a period of five (5) Business Days thereafter, the Parent shall, in lieu of the cash payment for the Deferred Payment hereunder and in satisfaction of its obligations with respect to the Deferred Payment, instead issue to the Company Securityholders the Parent Common Shares that the Parent was otherwise required to issue to the PIPE Investor at the Deferred PIPE Closing under the Deferred PIPE Closing Agreement if such PIPE Investor had closed thereunder in accordance with the terms thereof.

(f) Notwithstanding the foregoing in this Section 1.7, in the event that it is reasonably expected by the Parties that immediately after the Closing, the Company Securityholders in the aggregate would fail to own at least 50.1% of the issued and outstanding capital stock of the Parent, the Seller Representative shall (in its sole discretion) have the option at any time prior to the Closing to increase the amount of Stock Consideration and decrease the amount of Cash Consideration (proportionately so as to maintain the aggregate Merger Consideration as determined pursuant to Section 1.7(b)) to be delivered by the Parent to the Company Securityholders at the Closing pursuant to this Section 1.7, in such amounts so that it is reasonably expected by the Parties that immediately after the Closing, the Company Securityholders in the aggregate would own at least 50.1% of the issued and outstanding capital stock of the Parent.

1.8 Effect of First Merger on Company Securities. At the Effective Time, by virtue of the First Merger and without any action on the part of any Party or any Company Securityholder or the holders of any shares of capital stock of the Parent or Merger Sub I:

(a) Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically deemed for all purposes to represent the right to receive the Total Consideration, with each Company Stockholder being entitled to receiving its Pro Rata Share of the Closing Consideration (and thereafter the Deferred Payment, any additional Parent Common Shares pursuant to Section 1.12 and any Earnout Payments in accordance with this

Agreement), without interest, upon surrender of their stock certificates representing Company Stock (the “Company Certificates”) (or a Lost Certificate Affidavit) and delivery of the other Transmittal Documents required under Section 1.10. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation or Surviving Entity (other than the rights set forth in Section 1.13 below).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.13 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.13.

(d) Company Convertible Securities.

(i) Each outstanding Company Convertible Security (other than Company Options), (A) if not exercised or converted prior to such time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock or (B) if exercised prior to such time, shall have the resulting shares of capital stock of the Company issued upon such exercise treated as outstanding shares of capital stock of the Company, and such holders shall be considered Company Stockholders for purposes of this Agreement. The Company shall, prior to the Effective Time, take all actions as are necessary in order to effectuate the actions contemplated by this Section 1.8(d) and to ensure that no holder of any Company Convertible Securities (other than Company Options) shall have any rights from and after the Effective Time with respect to such Company Convertible Securities; provided that such actions shall expressly be conditioned upon the consummation of the Mergers and shall be of no force or effect if this Agreement is terminated.

(ii) Each outstanding Company Option that is unvested as of the Effective Time shall become fully vested and exercisable as of the Effective Time (each such Company Option subject to such accelerated vesting, an “Accelerated Option”). Each Company Option that is outstanding and unexercised as of the Effective Time shall be converted into the right to receive, with respect to each share of Company Stock subject to such Company Option, and without interest, (A) an amount of Merger Consideration equal to the Pro Rata Share of the Merger Consideration applicable to such share of Company Stock subject to such Company Option minus the per-share exercise price of such Company Option (for the avoidance of doubt, with the Merger Consideration determined in accordance with Section 1.7(c)), which such amount of Merger Consideration shall be payable (or issuable) in the forms and at the times set forth in this Agreement as if the holder of such Company Option was a Company Stockholder; and (B) the Pro Rata Share of Earnout Payments applicable to such share of Company Stock subject to such Company Option, which Earnout Payments shall be payable (or issuable) in the forms and at the times set forth in this Agreement as if the holder of such Company Option was a Company Stockholder; provided, however, that in order to receive an installment of applicable Pro Rata Share of the Earnout Payments associated with an Accelerated Option, the holder of such Accelerated Option must be an employee, director or consultant of Parent or the Surviving Entity or their respective Subsidiaries at the time such installment is paid or issued, and must deliver a duly executed Option Cancellation Agreement prior to the Closing accepting the treatment of such Accelerated Option as set forth in this Agreement. All consideration pursuant to this Section 1.8(d)(ii) shall be processed through Parent’s or the Surviving Corporation’s payroll system, and shall be paid in accordance with standard payroll practices and subject to any required withholding for applicable Taxes. Notwithstanding the foregoing, no consideration will be payable or issuance with respect to a Company Option unless the holder of such Company Option has made arrangements for payment of withholding taxes with respect to such consideration, including payment of additional cash to Parent or the Surviving Corporation, if the Cash Consideration paid on a particular date is insufficient to provide for the withholding with respect to such consideration.

1.9 Effect of First Merger on Merger Sub I Stock; Effect of Second Merger on Merger Sub II Membership Interests and Surviving Corporation Stock.

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of any Party or any Company Securityholder or the holders of any shares of capital stock of the Parent or Merger Sub I, each Merger Sub I Common Share outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any Company Securityholder or the holders of any shares of capital stock of the Parent, the Surviving Corporation or Merger Sub II: (i) each share of common stock of the Surviving Corporation outstanding immediately prior to the Second Effective Time shall be canceled and shall cease to exist without any conversion thereof or payment therefor; and (ii) each membership interest of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into a membership interest of the Surviving Entity, with the rights as set forth in the operating agreement of the Surviving Entity, and shall constitute the only outstanding membership interests of the Surviving Entity.

1.10 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Subject to Section 1.13 and the provisions of this Section 1.10, at the Effective Time, the Parent shall deliver, or cause to be delivered to the Company Securityholders (the “Closing Consideration”): (i) the Estimated Cash Consideration and (ii) the Estimated Stock Consideration, with each Company Securityholder receiving its Pro Rata Share of such Closing Consideration. The Estimated Cash Consideration shall be paid to each Company Securityholder via wire transfer of immediately available funds in accordance with instructions provided by such Company Securityholder in the Letter of Transmittal at least two (2) Business Days prior to the Closing Date to the Company and the Parent.

(b) Prior to the Effective Time, the Company shall send to each Company Securityholder a letter of transmittal for use in such exchange in the form attached hereto as Exhibit B (a “Letter of Transmittal”) (which shall specify that the delivery of share certificates in respect of the Stock Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Company (or a Lost Certificate Affidavit) for use in such exchange. The Estimated Stock Consideration shall be delivered via book entry issuance.

(c) Each Company Securityholder shall be entitled to receive its Pro Rata Share of the Closing Consideration in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.8(b) or 1.8(c)), as soon as reasonably practicable after the Effective Time, but subject to the prior delivery to the Company (with copies to the Parent) of the following items (collectively, the “Transmittal Documents”): (i) for the Company Stockholders, the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by the Company or the Parent, (ii) a duly executed counterpart to the lock-up agreement with the Parent, effective as of the Effective Time, substantially in the form attached as Exhibit C hereto (each, a “Lock-Up Agreement”), (iii) for the Company Stockholders holding shares of Company Class A Common Stock immediately prior to the Effective Time, a duly executed counterpart to the Registration Rights Agreement and (iv) for holders of Company Options (including vested Company Options), a duly executed option cancellation agreement, effective as of the Effective Time, in a form to be reasonably agreed upon by Parent and the Company (each, an “Option Cancellation Agreement”). Until so surrendered and/or submitted (as applicable), each Company Security shall represent after the Effective Time for all purposes only the right to receive the portion of the Total Consideration attributable to such Company Security.

(d) If any portion of the Total Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and the Company’s Stockholders Agreement, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (iii) the recipient such portion of the Total Consideration, or the Person in whose name such portion of the Total Consideration is delivered or issued, shall have already executed and delivered counterparts to the Lock-Up Agreement, Registration Rights Agreement, if applicable, the Option Cancellation Agreement, if applicable, and such other Transmittal Documents as are reasonably deemed necessary by the Company or the Parent and (iv) the Person requesting such delivery shall pay to the Parent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Company and the Parent that such Tax has been paid or is not payable.

(e) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Company, the Company Stockholder may instead deliver to the Company an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Parent and the Company (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Parent may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.10(e) shall be treated as a Company Certificate for all purposes of this Agreement.

(f) Any holders of Company Convertible Securities who have properly exercised or converted their Company Convertible Securities into Company Stock prior to the Effective Time but have not yet received Company Certificates in respect thereof may in lieu of a Company Certificate deliver to the Company their certificate or other instrument for the Company Convertible Securities and other evidence that they have properly and timely exercised or converted their Company Convertible Securities, along with a Lost Certificate Affidavit and the other Transmittal Documents.

(g) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Parent, they shall be canceled and exchanged for the applicable portion of the Total Consideration provided for, and in accordance with the procedures set forth in this Section 1.10. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Shares with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Parent Common Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit in lieu thereof) and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit in lieu thereof) and delivery of the other Transmittal Documents, Parent shall promptly deliver to the record holders thereof, without interest, the certificates representing the Parent Common Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares.

(h) All securities issued upon the surrender and cancellation of Company Stock in accordance with the terms hereof, together with the right of the holder thereof to receive such holder’s Pro Rata Share of each of the Closing Consideration, the Deferred Payment, any additional Parent Common Shares pursuant to Section 1.12 and any Earnout Payments, in each case, with respect to such Company Stock, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. Notwithstanding anything to the contrary contained herein, none of the Surviving Corporation, the Parent or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Notwithstanding anything to the contrary contained herein, no fraction of a Parent Common Share will be issued by virtue of the First Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Parent Common Share (after aggregating all fractional Parent Common

Shares that otherwise would be received by such holder) shall instead have the number of Parent Common Shares issued to such Person rounded up in the aggregate to the nearest whole Parent Common Share.

1.11 Closing Calculations.

(a) Not later than the third (3rd) Business Day prior to the Closing Date, the Company shall deliver to the Parent a statement certified by the Company’s chief financial officer (the “Estimated Company Statement”) setting forth (i) an estimated consolidated balance sheet of the Target Companies as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles, (ii) a good faith estimate, with reasonably detailed calculation of the Permitted Closing Cash as of the Closing (the “Estimated Permitted Closing Cash”) and (iii) a good faith estimate, with reasonably detailed calculations, of (A) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (B) the Closing Cash (the “Estimated Closing Cash”) and (C) the Net Acquisition Amount (the “Estimated Net Acquisition Amount”), and the resulting estimated amount of the Merger Consideration as of the Closing (the “Estimated Merger Consideration”); provided, that the Company will consider in good faith Parent’s comments to the Estimated Company Statement, and if any adjustments are made to the Estimated Company Statement prior to the Closing, such adjusted Estimated Company Statement shall thereafter become the Estimated Company Statement for all purposes of this Agreement. The Estimated Company Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) On the Business Day prior to the Closing Date, the Parent shall deliver to the Company a statement certified by the Parent’s chief executive officer (the “Estimated Parent Statement”) setting forth a good faith estimate, with reasonably detailed calculations, of (i) the Parent Cash as of the Closing (the “Estimated Parent Cash”), and (ii) the resulting estimates of the Cash Consideration (the “Estimated Cash Consideration”), Stock Consideration (the “Estimated Stock Consideration”) and Closing Consideration based on the Estimated Parent Cash set forth in the Estimated Parent Statement and the Estimated Merger Consideration, Estimated Closing Cash and the Estimated Permitted Closing Cash set forth in the Estimated Company Statement; provided, that, the Parent will consider in good faith the Company’s comments to the Estimated Parent Statement, and if any adjustments are made to the Estimated Parent Statement prior to the Closing, such adjusted Estimated Parent Statement shall thereafter become the Estimated Parent Statement for all purposes of this Agreement.

1.12 Final Post-Closing Adjustments and Calculations.

(a) Within ninety (90) days after the Closing Date, the disinterested independent directors of the Board of Directors of Parent, acting by majority approval of such directors (the “Parent Representative”), shall deliver to the Seller Representative a statement (the “Closing Statement”) setting forth a good faith calculation of the Closing Indebtedness, the Closing Cash, the Net Acquisition Amount and the resulting amount of Merger Consideration. The Closing Statement shall be prepared, and the Closing Indebtedness, the Closing Cash, the Net Acquisition Amount and the resulting Merger Consideration shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement. The Parent, the Surviving Corporation and the Seller Representative shall, and shall cause their respective Representatives to, cooperate with the Parent Representative and its Representatives in the preparation of the Closing Statement, as reasonably requested by the Parent Representative and its Representatives, including providing reasonable access to the books, records, files, facilities and personnel of the Target Companies. After delivery of the Closing Statement, the Seller Representative and its Representatives shall be permitted reasonable access at reasonable times to review the Surviving Corporation’s and its Subsidiaries’ books, records and any work papers to the extent such books, records and work papers are related to the preparation of the Closing Statement. The Seller Representative and its Representatives may make inquiries of the Parent Representative, the Parent, the Surviving Corporation, its Subsidiaries and their respective Representatives regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Parent Representative, the Parent, the Surviving Corporation and its Subsidiaries shall each use its commercially reasonable efforts to cause any such Representative to cooperate with and respond to such inquiries. If the Seller Representative has any objections to the Closing Statement, the Seller Representative shall deliver to the Parent Representative a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered to the Parent Representative within thirty (30) days following the date of delivery of the Closing Statement, the Closing Statement, all determinations set forth therein, and the resulting Final Merger Consideration set forth therein, shall be final, binding and non-appealable by the Parties. If an Objection Statement is delivered within such thirty (30) day period, the Seller Representative and the Parent Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Parent Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either the Parent Representative or the Seller Representative, the Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.12(b). The Parties acknowledge that any information provided pursuant to this Section 1.12 will be subject to the confidentiality obligations of Section 6.14.

(b) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.12 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.12(b). Each of the Seller Representative and the Parent Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Parent. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Parent Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by the Parent Representative or the Seller Representative in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. With respect to any disputed item, the Independent Expert’s calculations shall be no greater than the highest amount calculated with respect to such item by the Parent Representative or the Seller Representative, as the case may be, and no lower than the lowest amount calculated with respect to such item by the Parent Representative or the Seller Representative, as the case may be. Each of the Seller Representative and the Parent Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.12. It is the intent of the parties hereto that the Independent Expert procedures and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Parent Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Parent Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for Fraud or manifest error). The final amount of the Merger Consideration as determined either pursuant to Section 1.12(a) or this Section 1.12(b) is referred to herein as the “Final Merger Consideration”.

(c) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Final Merger Consideration as finally determined in accordance with this Section 1.12, less (y) the Estimated Merger Consideration; provided, that, in the event that the absolute value of the Adjustment Amount is less than Two Million U.S. Dollars ($2,000,000), the Adjustment Amount shall be equal to zero dollars ($0.00). If the Adjustment Amount is a positive number, then within five (5) Business Days after the determination of the Final Merger Consideration, the Parent shall issue to the Company Securityholders an additional number of Parent Common Shares equal to the Adjustment Amount, with each Parent Common Share valued at the Redemption Price (but subject to Section 1.10(i)), with each Company Securityholder receiving its Pro Rata Share of such additional Parent Common Shares. If the Adjustment Amount is a negative amount, then within five (5) Business Days after the determination of the Final Merger Consideration, the Company Securityholder, based on each Company Securityholder’s Pro Rata Share, shall deliver to the Parent a number of Parent Common Shares equal to the absolute value of the Adjustment Amount, with each such Parent Common Share valued at the Redemption Price. If any Company Securityholder fails to deliver their Parent Common Shares to the Parent as required by this Section 1.12(c), then, at the sole discretion of the Parent Representative and without limiting any other rights of the Parent under this Agreement or any Ancillary Document or at law or equity, the Parent Representative on behalf of the Parent may offset the full amount to which the Parent is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to such Company Securityholder pursuant to this Agreement or any Ancillary Document, including any Earnout Payment. Additionally, each Company Securityholder in the Letter of Transmittal shall appoint and authorize the Parent Representative as their attorney-in-fact to transfer to Parent any Parent Common Shares as required by this Section 1.12(c), and the Parent Representative may transfer such equity and cancel the stock certificates for such equity on the Parent’s books and records.

1.13 Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Total Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Parent and the Parent Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Parent and the Parent Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, the Dissenting Stockholders shall have no rights to any portion of the Total Consideration with respect to any Dissenting Shares.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Subs, the officers and directors or members (as applicable) of the Company and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II EARNOUT

2.1 Earnout Payments.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Securityholders shall have the contingent right to receive additional consideration from the Parent based on the performance of the Parent if the requirements as set forth in this Article II are achieved. In the event that (i) EBITDA (measured at any applicable Measurement Date occurring within calendar year 2018 and using the Measurement Methodologies) exceeds One Hundred Forty-Four Million U.S. Dollars ($144,000,000) (the “2018 Target”), (ii) EBITDA (measured at any applicable Measurement Date occurring within calendar year 2019 and using the Measurement Methodologies ) exceeds One Hundred Fifty-Five Million U.S. Dollars ($155,000,000) (the “2019 Target”), or (iii) EBITDA (measured at any applicable Measurement Date occurring within calendar year 2020 using the Measurement Methodologies) exceeds One Hundred Sixty-Five Million U.S. Dollars ($165,000,000) (the “2020 Target” and together with the 2018 Target and 2019 Target, the “Earnout Targets” and each of calendar years 2018, 2019 and 2020 an “Earnout Year”), in each case, at any time during the period beginning on and including the Closing Date and ending on and including December 31, 2020 (the “Earnout Period”), then for each Earnout Target that is achieved as of a given Measurement Date, the Company Securityholders shall receive additional consideration (in accordance with their respective Pro Rata Shares) from the Parent (a “Regular Earnout Payment”) of (A) Three Million Three Hundred Thousand (3,300,000) Parent Common Shares (which shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) (an “Earnout Stock Payment”) and (B) cash in an amount equal to Thirty-Three Million U.S. Dollars ($33,000,000) (an “Earnout Cash Payment”). For the avoidance of doubt, the Company Securityholders shall have the right to receive no more than three Regular Earnout Payments during the Earnout Period, and the aggregate sum of all Earnout Stock Payments and Earnout Cash Payments payable hereunder (assuming all three Earnout Targets are achieved during the Earnout Period), shall be a maximum of 9,900,000 Parent Common Shares and $99,000,000, respectively.

(b) Notwithstanding the foregoing, in the event that at the time that payment of an Earnout Cash Payment is due pursuant to Section 2.1(g), such Earnout Cash Payment is an amount the payment of which would exceed either (A) the amount of cash available to Parent (including by means of distribution from its Subsidiaries) that is permitted to be distributed and paid (as applicable) without breaching the terms of any agreement related to Indebtedness of Parent or its Subsidiaries at the time such payment is due, including but not limited to the Loan Agreements (such amount, the “Permitted Agreement Payment Amount”), or (B) the amount payable by Parent and its Subsidiaries without causing the ratio of Indebtedness of Parent and its Subsidiaries (on a consolidated basis) to EBITDA (as measured on the applicable Measurement Date with respect to such Earnout Payment using the Measurement Methodologies, and assuming full payment of the Earnout Cash Payment) to exceed 4.5 to 1 (such amount, the “Permitted Leverage Payment Amount,” and the lesser of (1) the Permitted Agreement Payment Amount and (2) the Permitted Leverage Payment Amount, the “Permitted Cash Payment”), then, with respect to the portion of the Earnout Cash Payment in excess of the Permitted Cash Payment (such portion, the “Earnout Cash Payment Shortfall”), the Seller Representative will (in its sole discretion and subject to Section 2.2), either (i) direct Parent to deliver to the Company Securityholders a number of additional Parent Common Shares with a value equal to the Earnout Cash Payment Shortfall, valued based on the Parent Share Price measured on the applicable Measurement Date (provided, that, for any Measurement Date occurring prior to the twenty-first (21st) Trading Day after and including the Closing Date, the twenty (20) Trading Day period set forth in the definition of Parent Share Price shall be shortened to that number of Trading Days beginning on and including the Closing Date and ending on and including the Exchange Date) with respect to such Earnout Payment (the “Earnout Cash Payment Shortfall Parent Shares”); or (ii) provide notice to Parent that it elects to defer payment of the Earnout Cash Payment Shortfall until the following Measurement Date. In the event that the Seller Representative elects to defer payment of the Earnout Cash Payment Shortfall pursuant to subsection (ii) of the preceding sentence, the Seller Representative shall have the option on each succeeding Measurement Date until the end of the Earnout Period to elect to be paid the applicable Earnout Cash Payment Shortfall Parent Shares in full satisfaction of the Earnout Cash Payment Shortfall or to continue to defer payment of the Earnout Cash Payment Shortfall by providing notice to Parent of such election, subject to the determination of the maximum amount of the Permitted Cash Payment as described above in Section 2.1(b). At the end of the Earnout Period, in the event that the Parent has not paid an Earnout Cash Payment Shortfall to the Company Securityholders, such Earnout Cash Payment Shortfall shall automatically be converted into a right for the Company Securityholders to receive Earnout Cash Payment Shortfall Parent Shares (without any further action upon the part of the Seller Representative).

(c) In the event that the applicable Earnout Target is not achieved for any Earnout Year, the Company Securityholders shall not be entitled to receive any Regular Earnout Payment for such Earnout Year; provided, that in the event that (i) the 2018 Target is not achieved for the 2018 calendar year, but the 2019 Target is achieved for the 2019 calendar year or the 2020 Target is achieved for the 2020 calendar year, or (ii) the 2019 Target is not achieved for the 2019 calendar year, but the 2020 Target is achieved for the 2020 calendar year, then in either case, upon payment of the Regular Earnout Payment for the Earnout Years in which the applicable Earnout Target is achieved, the Parent shall also pay the Regular Earnout Payment for the prior Earnout Years in which the Earnout Target was not achieved (and where no Regular Earnout Payment was previously paid for such Earnout Year) (a “Catchup Earnout Payment”), with the amount of the applicable Earnout Stock Payment and Earnout Cash Payment for such Catchup Earnout Payment subject to the determination of the maximum amount of the Permitted Cash Payment as described above in Section 2.1(b).

(d) In the event that the EBITDA (as measured using the Measurement Methodologies) on any Measurement Date occurring within (i) the 2018 calendar year is in excess of the Earnout Target for a subsequent Earnout Year, then the Earnout Target for such subsequent Earnout Year shall also be deemed to have been achieved for such subsequent Earnout Year and the payment of the Regular Earnout Payment for such subsequent year shall be accelerated and paid by the Parent at the same time that the Regular Earnout Payment for the 2018 calendar year is paid or (ii) 2019 calendar year is in excess of the 2020 Target, then the 2020 Target for the 2020 calendar year shall also be deemed to have been achieved for the 2020 calendar year and the payment of the Regular Earnout Payment for the 2020 calendar year shall be accelerated and paid by the Parent at the same time that the Regular Earnout Payment for the 2019 calendar year is paid (any such accelerated Regular Earnout Payment hereunder, an “Accelerated Earnout Payment”); provided, that the amount of the applicable Earnout Stock Payment and Earnout Cash Payment for such Accelerated Earnout Payment shall be subject to the determination of the maximum amount of the Permitted Cash Payment as described above in Section 2.1(b).

(e) In the event that after the Closing and during the Earnout Period there is a Change of Control, then any Regular Earnout Payments that have not previously been paid by Parent (whether or not previously earned) shall be deemed earned (and the applicable Earnout Target achieved) and due by Parent to the Company Securityholders upon such Change of Control (a “Change of Control Earnout Payment” and together with any Catchup Earnout Payment, Accelerated Earnout Payment and Regular Earnout Payment, the “Earnout Payments”); provided, that the amount of the applicable Earnout Stock Payment and Earnout Cash Payment for such Change of Control Earnout Payment shall be subject to the determination of Permitted Cash Payment as described above in Section 2.1(b). For purposes hereof, a “Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving the Parent in which the holders of all of the outstanding equity interests of the Parent immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction outstanding equity interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction in which a majority of the Parent’s voting securities are transferred to any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”), that were not directly or indirectly (including through Affiliates), beneficially or of record, equity holders of Parent prior to the consummation of such transaction (other than as a result of a sale of equity interests in a secondary transaction by a single Company Stockholder that is not otherwise approved by the disinterested independent directors of the board of directors of Parent); (iii) the consummation of the sale of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole, to any Group, other than such a sale to a Group in which the equity holders of the Parent, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities; or (iv) during any period of two consecutive years, the Continuing Directors cease to constitute at least a majority of the Post-Closing Parent Board (for purposes of this definition, the term “Continuing Directors” means the directors still in office who either were directors at the beginning of the two-year period or who were directors elected to the Post-Closing Parent Board and whose election or nomination was approved by the nominating committee of the Post-Closing Parent Board or, if there is no nominating committee, whose election or nomination was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the two-year period or whose election to the Post-Closing Parent Board was previously so approved).

(f) For the avoidance of doubt, (i) failure to qualify for a Regular Earnout Payment in any Earnout Year during the Earnout Period shall not prevent the Company Securityholders from being able to collectively receive (A) a Regular Earnout Payment in a subsequent Earnout Year during the Earnout Period, (B) a Catchup Earnout Payment in respect of such previous Earnout Year or (C) a Change of Control Earnout Payment in respect of such previous Earnout Year, and (ii) the Company Securityholders, whether due to a Catchup Earnout Payment, Accelerated Earnout Payment, Change of Control Earnout Payment or otherwise, shall not be entitled to receive more than one Earnout Payment attributable to each Earnout Year.

(g) If for any Earnout Year there is a final determination in accordance with Section 2.2 that the Company Securityholders are entitled to receive an Earnout Payment for such Earnout Year (or a Catchup Earnout Payment or Change of Control Earnout Payment for a prior Earnout Year), then such Earnout Payment will be due upon such final determination and the Parent will make such payment within ten (10) Business Days thereafter.

2.2 Earnout Procedures. As soon as practicable (but in any event within five (5) days) after the filing of the Company’s quarterly financial statements on SEC Form 10-Q for the fiscal quarter ending on the applicable Measurement Date or, the annual financial statements on SEC Form 10-K (which, in each case, for the avoidance of doubt, shall be adjusted to reflect any pro forma adjustments pursuant to the calculation of “Consolidated EBITDA” (including all “add-backs” and adjustments provided therein) (but subject to the Measurement Methodologies) set forth in the Term Loan Agreement (as amended and supplemented through the date hereof)) for the fiscal year ending on the applicable Measurement Date, the Parent’s Chief Financial Officer (the “CFO”) will prepare and deliver to the Parent Representative and Seller Representative a written statement (each, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Article II of the EBITDA (measured as of the Measurement Date and using the Measurement Methodologies) for such Earnout Year based on the financial statements included in such Form 10-Q or Form 10-K (which, in each case, for the avoidance of doubt, shall be adjusted to reflect any pro forma adjustments pursuant to the calculation of “Consolidated EBITDA” (including all “add-backs” and adjustments provided therein) (but subject to the Measurement Methodologies) set forth in the Term Loan Agreement (as amended and supplemented through the date hereof)), and whether the Company Securityholders are entitled to receive a Regular Earnout Payment for such Earnout Year and any Catchup Earnout Payment for a prior Earnout Year or an Accelerated Earnout Payment for a subsequent Earnout Year, and the amount of such Earnout Payment that constitutes an Earnout Cash Payment Shortfall based on the information available at such time; provided, that, with respect to any Earnout Statement delivered for any Measurement Date within the first three (3) fiscal quarters of 2018, (i) EBITDA for each of the second and third fiscal quarters of 2017 will be based, in the first instance, on the Company’s consolidated reviewed financial statement for fiscal year 2017 if available as of the applicable Measurement Date), or if such audited financial statements are not yet available as of the applicable Measurement Date, then, in the second instance, on the financial statements included in the Registration Statement (which, in each case, for the avoidance of doubt, shall be adjusted to reflect any pro forma adjustments pursuant to the calculation of “Consolidated EBITDA” (including all “add-backs” and adjustments provided therein) (but subject to the Measurement Methodologies) set forth in the Term Loan Agreement (as amended and supplemented through the date hereof)), and (ii) EBITDA for the fourth quarter of 2017 will be based, in the first instance on the Company’s audited financial statements for fiscal year 2017 (if available as of the applicable Measurement Date), or if such audited financial statements are not yet available as of the applicable Measurement Date, then, in the second instance, on the Company’s reviewed financial statement for the fourth fiscal quarter of 2017 (which, in each case, for the avoidance of doubt, shall be adjusted to reflect any pro forma adjustments pursuant to the calculation of “Consolidated EBITDA” (including all “add-backs” and adjustments provided therein) (but subject to the Measurement Methodologies) set forth in the Term Loan Agreement (as amended and supplemented through the date hereof)). Each of the Parent Representative and the Seller Representative will have fifteen (15) days after its receipt of an Earnout Statement to review it. To the extent reasonably required to complete their respective reviews of such Earnout Statement, the Parent and its Subsidiaries will provide each of the Parent Representative and the Seller Representative and their respective Representatives with reasonable access to the books and records of the Parent and its Subsidiaries, their respective finance personnel and any other information that the Parent Representative or the Seller Representative reasonably requests relating to the determination of the EBITDA, the Regular Earnout Payment for such Earnout Year, any Catchup Earnout Payment for a prior Earnout Year, an Accelerated Earnout Payment for a subsequent Earnout Year and any Earnout Cash Payment Shortfall. In addition, and without limiting the foregoing, upon request of either Parent Representative or the Seller Representative, the CFO shall provide a written statement setting forth in reasonable detail the calculation of EBITDA as set forth in the applicable Earnout Statement and reasonable documentary support reflecting the basis of such calculation. Either the Parent Representative or the Seller Representative may deliver written notice to the CFO (by providing notice to the Parent to the attention of the CFO) and the other Party on or prior to the fifteen (15th) day after receipt of an Earnout Statement specifying in reasonable detail any items that they wish to dispute and the basis therefor. If the Seller Representative or the Parent Representative fails to deliver such written notice in such fifteen (15) day period, then such Party will have waived its right (and, with respect to the Seller Representative, the right of the Company Securityholders, and, with respect to the Parent Representative, the right of the Parent or its Subsidiaries) to contest such Earnout Statement and the calculations set forth therein of the EBITDA, the Regular Earnout Payment for such Earnout Year, any Catchup Earnout Payment for a prior Earnout Year or an Accelerated Earnout Payment for a subsequent Earnout Year. If either the Parent Representative or the Seller Representative provides the CFO and the other Party with written notice of any objections to the Earnout Statement in such fifteen (15) day period, then the Seller Representative and the Parent Representative will, for a period of twenty (20) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such twenty (20) day period the Seller Representative and the Parent Representative have not reached an agreement on any objections with respect to the Earnout Statement, then upon the written request of either Party the Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the dispute resolution procedures set forth in Section 1.12(b) (with any reference therein to the Closing Statement instead referring to the applicable Earnout Statement in dispute). The Parties acknowledge that any information provided pursuant to this Section 2.2 will be subject to the confidentiality obligations of Section 6.14. The Parent hereby agrees during the Earnout Period to use its reasonable best efforts to maintain a financial reporting system that enables the parties to calculate the EBITDA and Earnout Payments for purposes of this Article II.

2.3 Sponsor Earnout Shares.

(a) In accordance with the letter agreement entered into on or about the date hereof by and among the Sponsor, the Parent, the Company and the Seller Representative in the form attached as Exhibit D hereto (the “Sponsor Earnout Letter and Amendment to Escrow Agreement”), the Sponsor has agreed that effective upon the Closing, the Sponsor will forfeit 1,078,125 of the Parent Founder Shares owned by the Sponsor and subject 2,156,250 of the Parent Founder Shares owned by the Sponsor (the “Sponsor Earnout Shares”) to potential forfeiture in the event that the Earnout Payments are not achieved by the Parent and its Subsidiaries, including the Surviving Corporation and Surviving Entity pursuant to this Article II, with such Sponsor Earnout Shares vesting pursuant to the terms of this Section 2.3.

(b) One-third (1/3rd) of the Sponsor Earnout Shares shall become fully vested and no longer subject to forfeiture upon each date of final determination pursuant to Section 2.2 that (i) the 2018 Target has been achieved, (ii) the 2019 Target has been achieved, and (iii) the 2020 Target has been achieved, and, in each case, that the applicable Earnout Payment has become payable as a result thereof (whether in the form of a Regular Earnout Payment, Catchup Earnout Payment or Accelerated Earnout Payment). In the event of a Change of Control, all Sponsor Earnout Shares shall immediately vest and no longer be subject to forfeiture upon such Change of Control.

(c) Any Sponsor Earnout Shares that have not vested pursuant to this Section 2.3 on or prior to the date that (i) all earned Earnout Payments have been made and (ii) it is finally determined that the Company Securityholders are not entitled to or eligible to receive any further Earnout Payments under this Agreement, will be forfeited by the Sponsor after such date.

(d) The Parties hereby acknowledge and agree that notwithstanding Section 2.1, each Earnout Payment otherwise payable to the Company Securityholders will be reduced by the amount of the Sponsor Earnout Shares that become vested in connection with an Earnout Payment by directly reducing each Earnout Stock Payment by the amount of the Sponsor Earnout Shares that have become vested pursuant to this Section 2.3.

2.4 Future Operations. Following the Closing (including during the Earnout Period), the Parent and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the good faith business requirements of the Parent and its Subsidiaries. Each of the Parent and its Subsidiaries, including the Target Companies will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion, based upon the good faith business requirements of the Parent and its Subsidiaries, to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the EBITDA and the ability of the Company Securityholders to earn the Earnout Payments, and, subject to the proviso below, neither the Company Securityholders, nor the Seller Representative on their behalf, will have any right to claim the loss of all or any portion of an Earnout Payment or other damages as a result of such decisions; provided, that, the disinterested independent directors on the Post-Closing Parent Board shall not cause the Parent and its Subsidiaries, including the Target Companies, to take any actions in bad faith specifically intended to prevent or impede the achievement of any of the Earnout Targets or otherwise frustrate the earning of any Earnout Payment.

ARTICLE III CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP, 1345 Avenue of the Americas, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Parent and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUBS

Except as set forth in (i) the disclosure schedules delivered by the Parent to the Company on the date hereof (the “Parent Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer or (ii) the SEC Reports that are available on the SEC’s website through EDGAR prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any SEC Reports or any other similar disclosure in any SEC Reports to the extent that such disclosure is predictive or forward-looking in nature), the Parent and Merger Sub represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Each of the Parent and the Merger Subs is a business company duly incorporated or formed (as applicable), validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent and the Merger Subs has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Parent and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Parent has heretofore made available to the Company accurate and complete copies of the Organizational Documents of the Parent and the Merger Subs, as currently in effect. The Parent and the Merger Subs are not in violation of any provision of their Organizational Documents. Each of the Merger Subs is wholly owned directly by the Parent, was formed solely for the purpose of effecting the Mergers and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.2 Authorization; Binding Agreement.

(a) Each of the Parent and the Merger Subs has all requisite corporate and limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Parent Stockholder Approval and the filing of the

Amended Parent Charter with the Secretary of State of the State of Delaware and the approval of Merger Subs’ stockholders or members (as applicable). The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors or member of the Parent and the Merger Subs (as applicable), and (b) other than the Required Parent Stockholder Approval and the filing of the Amended Parent Charter with the Secretary of State of the State of Delaware and the approval of Merger Subs’ stockholders or members (as applicable), no other corporate or limited liability company proceedings, other than as set forth elsewhere in the Agreement, on the part of the Parent or the Merger Subs are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Parent or the Merger Subs is a party shall be when delivered, duly and validly executed and delivered by the Parent or the Merger Subs (as applicable) and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Parent or the Merger Subs (as applicable), enforceable against the Parent and the Merger Subs (as applicable) in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(b) The board of directors of the Parent, at a meeting duly called and held or by unanimous written consent, adopted resolutions (i) approving this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of this Agreement, the Mergers and the other transactions contemplated hereby constitute a “Business Combination” (as defined in the Parent’s amended and restated certificate of incorporation) and are fair to, and in the best interests of, the Parent and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Parent for adoption, (iv) recommending that its stockholders adopt this Agreement and approve the Mergers (the “Parent Recommendation”) and (v) declaring that this Agreement is advisable. Such resolutions referred to above have not been amended or rescinded by the Parent’s board of directors prior to the date of this Agreement.

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of the Parent is required to be obtained or made in connection with the execution, delivery or performance by the Parent of this Agreement and each Ancillary Document to which it is a party or the consummation by the Parent of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Parent.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, and subject to obtaining the Required Parent Stockholder Approval and the filing of the Amended Parent Charter with the Secretary of State of the State of Delaware and the approval of Merger Subs’ stockholders or members (as applicable), the execution and delivery by the Parent of this Agreement and each Ancillary Document to which it is a party, the consummation by the Parent of the transactions contemplated hereby and thereby, and compliance by the Parent with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Parent’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Parent or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Parent under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Parent under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Parent Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Parent.

4.5 Capitalization.

(a) The Parent is authorized to issue 40,000,000 Parent Common Shares, 5,000,000 Parent Founder Shares and 1,000,000 shares of preferred stock, par value $0.0001 per share. The issued and outstanding Parent Securities as of the date of this Agreement are set forth on Schedule 4.5(a). All outstanding Parent Common Shares and Parent Founder Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent’s Organizational Documents or any Contract to which the Parent is a party. None of the outstanding Parent Securities has been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the First Merger, Merger Sub I is authorized to issue 1,000 Merger Sub I Common Shares, of which 1,000 shares are issued and outstanding, all of which are owned by the Parent. Prior to giving effect to the Second Merger, Merger Sub II is wholly owned by the Parent. Prior to giving effect to the transactions contemplated by this Agreement, other than the Merger Subs, the Parent does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 4.5(a), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Parent, (B) obligating the Parent to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Parent to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Parent to repurchase, redeem or otherwise acquire any shares of the Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Parent is a party with respect to the voting of any shares of the Parent.

(d) All Indebtedness of the Parent is disclosed on Schedule 4.5(d). No Indebtedness of the Parent contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Parent or (iii) the ability of the Parent to grant any Lien on its properties or assets.

(e) Since the date of formation of the Parent, and except as contemplated by this Agreement, the Parent has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Parent’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings and Parent Financials.

(a) The Parent, since its formation, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Parent has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Parent’s annual reports on Form 10-K for each fiscal year of the Parent beginning with the first year the Parent was required to file such a form, (ii) the Parent’s quarterly reports on Form 10-Q for each fiscal quarter that the Parent filed such reports to disclose its quarterly financial results in each of the fiscal years of the Parent referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Parent Public Units, the Parent Common Shares, the Parent Public Rights and the Parent Public Warrants are listed on Nasdaq, (B) the Parent has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Parent Securities, (C) there are no Actions pending or, to the Knowledge of the Parent, threatened against the Parent by the Financial Industry Regulatory Authority or any other Person with respect to the continued listing of the Parent Securities on Nasdaq, including any intention by such entity to suspend, prohibit or terminate the quoting of such Parent Securities on Nasdaq and (D) such Parent Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Parent Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Parent at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) The Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Parent’s management has completed an assessment of the effectiveness of the Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Parent’s management’s most recently completed evaluation of the Parent’s internal control over financial reporting, (i) the Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Parent’s ability to record, process, summarize and report financial information and (ii) the Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(d) Except as and to the extent reflected or reserved against in the Parent Financials, the Parent has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Parent’s formation in the ordinary course of business.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, the Parent has, since its formation, (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. The Parent is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Parent, and the Parent has not received written notice alleging any violation of applicable Law in any material respect by the Parent.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Parent, threatened Action to which the Parent is subject which would reasonably be expected to have a Material Adverse Effect on the Parent. There is no material Action that the Parent has pending against any other Person. The Parent is not subject to any Orders of any Governmental Authority, nor are any such Orders pending. The Parent holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Parent.

4.10 Taxes and Returns.

(a) The Parent has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where the Parent files or is required to file a Tax Return with respect to income or other material Taxes. There are no audits, examinations, investigations or other proceedings pending against the Parent in respect of any Tax, and the Parent has not been notified in writing of any proposed Tax claims or assessments against the Parent (other than, in each case, claims or assessments that have been settled or otherwise resolved in full). There are no Liens with respect to any Taxes upon any of the Parent’s assets, other than Permitted Liens. The Parent has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Parent for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. The Parent has no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), under contract, as a transferee or successor, or by operation of applicable Law.

(b) Since the date of its formation, the Parent has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) Neither the Parent nor the Merger Subs has taken any action, or has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the transactions contemplated hereby, including the Mergers, from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

4.11 Employees and Employee Benefit Plans. The Parent does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12 Properties. The Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Parent does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Parent is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $500,000, (ii) may not be cancelled by the Parent on less than thirty (30) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Parent as its business is currently conducted, any acquisition of material property by the Parent, or restricts in any material respect the ability of the Parent from engaging in business as currently conducted by it or from competing with any other Person (each such Contract, and each PIPE Agreement, a “Parent Material Contract”). All Parent Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Parent Material Contract is legal, valid, binding and enforceable in all material respects against the Parent and, to the Knowledge of the Parent, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Parent is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Parent, or permit termination or acceleration by the other party, under such Parent Material Contract; and (iv) to the Knowledge of the Parent, no other party to any Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Parent under any Parent Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Parent and any (a) present or former director, officer or employee or Affiliate of the Parent, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Parent’s outstanding capital stock as of the date hereof.

4.15 Investment Company Act. The Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Parent, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent.

4.17 Ownership of Merger Consideration Shares. Subject to obtaining the Required Parent Stockholder Approval and the filing of the Amended Parent Charter with the Secretary of State of the State of Delaware, all Stock Consideration and Earnout Stock Payments to be issued and delivered to the Company Securityholders in accordance with Article I and Article II shall be, upon issuance and delivery of such Parent Common Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the applicable Lock-Up Agreement and any Liens incurred by any Company Securityholder, and the issuance and sale of such Parent Common Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.18 Certain Business Practices.

(a) Neither the Parent, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since the formation of the Parent, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent or assist it in connection with any actual or proposed transaction.

(b) The operations of the Parent are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Parent with respect to the any of the foregoing is pending or, to the Knowledge of the Parent, threatened.

(c) None of the Parent or any of its directors or officers, or, to the Knowledge of the Parent, any other Representative acting on behalf of the Parent is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Parent has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.19 Insurance. Schedule 4.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Parent relating to the Parent or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Parent is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Parent, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Parent. The Parent has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Parent.

4.20 PIPE Investment. On or prior to the date hereof, the Parent entered into subscription agreements (the “PIPE Agreements”) with certain accredited investors (“PIPE Investors”), pursuant to which such PIPE Investors committed to acquire Parent Common Shares from Parent in the PIPE Investment, with such PIPE Investment to be consummated immediately prior to the Closing (other than the Deferred PIPE Closing), such commitments by the PIPE Investors pursuant to the PIPE Agreements representing an aggregate commitment of One Hundred Forty-Three Million Six Hundred Seventy-Five Thousand U.S. Dollars $(143,675,000); provided, that one PIPE Investor has agreed in its PIPE Agreement (the “Deferred PIPE Closing Agreement”) to consummate a portion of the PIPE Investment in an amount equal to Twelve Million U.S. Dollars ($12,000,000) (the “Deferred PIPE Closing Amount”) after the Closing at such time when the Parent Common Shares issued to such PIPE Investor are registered in accordance with the Securities Act (the “Deferred PIPE Closing”). Parent has provided to the Company duly executed copies of the PIPE Agreements, including the Deferred PIPE Closing Agreement.

4.21 Independent Investigation. The Parent and its Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and Parent acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article V (including the related portions of the Company Disclosure Schedules) and the information provided on behalf of the Company for the Registration Statement; and (b) none of the Company nor its Representatives have made any express or implied representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in Article V (including the related portions of the Company Disclosure Schedules). Without limiting the foregoing, in connection with the due diligence investigation of the Target Companies by Parent and its Representatives, Parent and its Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Target Companies and their businesses and operations. Parent hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that, except for the representations and warranties expressly set forth in Article V, Parent will have no claim against the Company or any of its Representatives, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, for the avoidance of doubt, and without in any way limiting the provisions of this Section 4.21, Parent hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V of this Agreement, none of the Company or any of its Representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

4.22 Trust Account.

(a) The Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified (other than as it may be amended or modified during the Interim Period with the consent of the Company not to be unreasonably withheld, delayed or conditioned). Except as set forth in Schedule 4.22, there are no separate agreements, side letters, or other agreements or understandings that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account prior to the Closing other than the matters described in clauses (a) through (c) of the second sentence of Section 10.1

(b) As of the date hereof, the Trust Account consists of no less than $174,800,000 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of one-hundred (180) days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Prior to the Closing, none of the funds held in the Trust Account may be released except for the matters described in clauses (a) through (c) of the second sentence of Section 10.1.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure schedules delivered by the Company to the Parent on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, (ii) the Company Financials provided to the Parent or (iii) the Registration Statement to be filed with the SEC with the execution of this Agreement, the Company hereby represents and warrants to the Parent, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as described in the Registration Statement. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies. The Company has provided to the Parent accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents and the DGCL and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company include holders representing at least the Required Company Stockholder Approval.

5.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 106,000,000 shares of Company Class A Common Stock, 89,766,294 shares of which are issued and outstanding, and (ii) 16,000,000 shares of Company Class B Common Stock, 14,830,683 shares of which are issued and outstanding. Schedule 5.3(a) sets forth record owners of all issued and outstanding shares of capital stock of the Company, all of which shares, to the Knowledge of the Company, are owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents. All of the outstanding shares of Company Stock have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no Company Stock in its treasury.

(b) As of the date of this Agreement, the Company has reserved 5,517,524 shares of Company Series B Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. As of the date of this Agreement, of such shares of Company Series B Common Stock reserved for issuance under the Company Equity Plan, (i) 1,557,597 of such shares are reserved for issuance upon exercise of currently outstanding Company Options, (ii) 3,959,927 of such shares are currently issued and outstanding that were issued upon exercise of Company Options previously granted under the Company Equity Plan, and (iii) no shares remain available for future awards under the Company Equity Plan. The Company has furnished to the Parent complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Schedule 5.3(b) sets forth the beneficial and record owners of all outstanding Company Options and other Company Convertible Securities (including in each case, as applicable, the grant date, number and type of shares issuable thereunder, the exercise price and the expiration date). Except as set forth above, as of the date of this Agreement, there are no options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company. The Company has not granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws in all material respects. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the Company Equity Plan and all other applicable Laws; (iii) the per share exercise price of each Company Option was equal to the fair market value of a share of Company Class B Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(d) Except as disclosed in the Company Financials since January 1, 2015, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries. The Company has provided to the Parent a true and correct list setting forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization and (b) the number and percentage of issued and outstanding shares or other equity interests owned directly or indirectly by the Company. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company.

Except as disclosed in the Registration Statement, no Target Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders, to repay any debt owed to any other Target Company or from transferring any of its properties or assets to another Target Company. Except for the equity interests of the Subsidiaries set forth in the Registration Statement, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Other than its Subsidiaries, the Company does not own, directly or indirectly an equity interest in any corporation, partnership, limited liability company, joint venture or other entity. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5 Governmental Approvals. No Consent of, or with, any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

5.6 Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies and subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2016 and December 31, 2015, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the years then ended, and (ii) the unaudited condensed consolidated financial statements, consisting of the condensed consolidated balance sheet of the Target Companies as of September 30, 2017 (the “Interim Balance Sheet Date”) and the related condensed consolidated income statement, changes in stockholder equity and statement of cash flows for the nine months then ended. True and correct copies of the Company Financials have been provided to the Parent. The Company Financials (i) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved, (ii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. All non-GAAP financial measures (as such term is defined in the rules and regulations of the SEC) contained in the Registration Statement will comply with Regulation G and Item 10 of Regulation S-K. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as described in the Company Financials, the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting.

(c) Since the date of the latest audited financial statements included in the Company Financials there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(d) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(e) No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the any Target Company. Since January 1, 2015, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(f) Except as disclosed in the Company Financials, the Target Companies do not have any Indebtedness other than the Indebtedness, and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness). Except as disclosed in the Company Financials, no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(g) No Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

5.8 Absence of Certain Changes. Since September 30, 2017, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Parent.

5.9 Compliance with Laws. No Target Company is or has been in conflict or non-compliance with, or in default or violation of, nor has any Target Company received, since January 1, 2014, any written or, to the

Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except for such conflicts, non-compliance, defaults or violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

5.10 Company Permits. Except as would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). Except as would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies (i) all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened; (ii) no Target Company is in violation in any respect of the terms of any Company Permit; (iii) and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Action relating to the revocation or modification of any Company Permit.

5.11 Litigation. Except as disclosed to Parent or set forth in the Registration Statement, there is no (a) Action of any nature pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made; or (b) Order pending now or rendered by a Governmental Authority, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Parent (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as would not, individually or the aggregate reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto (subject to the Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business; and (vi) no Target Company has waived any rights under any such Material Contract.

5.13 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies: (i) each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company (“Company IP”), except for the Intellectual Property that is the subject of the Company IP Licenses; (ii) any Company Registered IP or other Company IP that is purported to be owned by a Target Company, such Target Company has obtained valid assignments of rights from all applicable third Persons such that each such Target Company owns all Intellectual Property rights therein; (iii) all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP; and (iv) all registrations for Company Registered IP that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any material Company Registered IP are pending and in good standing, all without challenge of any kind, except for any applications that a Target Company may have intentionally abandoned or withdrawn.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies: (i) each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company; (ii) the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted; (iii) each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder; (iv) the continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company; and (v) no Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, each Target Company has performed all obligations imposed on it in the Company Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder,

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, (i) no Action is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company IP, and (ii) no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, there are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Company Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third Person is infringing upon, has misappropriated or is otherwise violating any Company IP in any material respect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, (i) all employees and independent contractors of a Target Company have executed a confidentiality and assignment of inventions agreement with a Target Company and assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons, (ii) no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company, (iii) to the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company, (iv) to the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third-party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, except where the failure to so comply as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law, which violation would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

(g) The Company has no Knowledge of any technology used or employed by a Target Company which has been obtained or is being used by a Target Company in violation of any contractual obligation binding on a Target Company or any of its directors, executive officers or employees, or otherwise in violation of the rights of any Persons. The Target Companies own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the businesses of the Target Companies, except where the failure to have such right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

5.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns and reports required to be filed by it (taking into account all available extensions), except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, which Tax Returns are correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established and except for such taxes, assessments, fines or penalties the non-payment of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies. Each Target Company has complied with all applicable Laws relating to Tax.

(b) No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.15 Real Property.

(a) The Target Companies do not own any real property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, (i) each Target Company has a valid, binding and enforceable leasehold interest under each of the real properties under which it is a lessee (the “Company Leased Properties”), free and clear of all Liens other than Permitted Liens, and (ii) each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has provided to Parent true, correct and complete copies of all material Company Real Property Leases. No Target Company is in default under any Company Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such defaults as would not individually or the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies. No Target Company has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by a Target Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, except for such defaults as would not individually or the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies. No party to any Company Real Property Lease has exercised any termination rights with respect thereto.

5.16 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (iii) Liens specifically identified on the Interim Balance Sheet. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted, except where the failure to hold such assets, rights and properties would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

5.17 Employee Matters.

(a) No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies. No current officer or senior employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, each Target Company (i) is and has been in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

(c) Except for current amounts due November 30, 2017, the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligations or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, (i) all independent contractors (including consultants) currently engaged by any Target Company are a party to a written Contract with a Target Company and (ii) for the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company.

5.18 Benefit Plans.

(a) With respect to each Benefit Plan of a Target Company (each, a “Company Benefit Plan”), there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which would reasonably be expected to materially and adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, with respect to each Company Benefit Plan: (i) such

Company Benefit Plan has been administered and enforced in all respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred in any respect; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due have been made in all respects as required under ERISA or have been fully accrued for by the Target Companies in the Company Financials.

5.19 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, each Target Company is and has been in compliance in all respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies: (i) no Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws; and (ii) no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any Environmental Liabilities.

5.20 Transactions with Related Persons. No officer, director or 10% Owner of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) since January 1, 2015, has been, a party to any transaction with a Target Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

5.21 Insurance. The Target Companies are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in compliance with the terms of such insurance policies, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2015, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. Since January 1, 2015, no Target Company has been refused any insurance coverage sought or applied for, and no Target Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

5.22 Export Control Laws. Each Target Company is in compliance in all respects with all Export Control Laws applicable to it, except where the failure to be in compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Target Companies. Without limiting the foregoing: (a) each Target Company has obtained all export licenses and other approvals required for its exports of products, Software and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect; (b) each Target Company is in compliance with the terms of such applicable export licenses or other approvals; and (c) there are no claims pending or threatened in writing against a Target Company with respect to such export licenses or other approvals, except with respect to (a), (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

5.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all respects and since January 1, 2015 have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all respects, except where the failure to so be so complete and accurate and maintained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

5.24 Top Customers and Suppliers. The relationships of the Target Companies with the ten (10) largest customers of the Target Companies (by dollar volume received for the twelve (12) month period ending on the Interim Balance Sheet Date) (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (by dollar volume paid for the twelve (12) month period ending on the Interim Balance Sheet Date) (the “Top Suppliers”) are good commercial working relationships, and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or, to the Company’s Knowledge, intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any material amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer in any material respect.

5.25 Government Contracts.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies: (i) none of the directors, officers or employees of any Target Company is (or since January 1, 2012 has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority (except as to routine security investigations); (ii) there is no pending or, to the Knowledge of the Company, threatened audit or investigation by any Governmental Authority of any Target Company or any of their respective directors, officers or employees with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid; (iii) since January 1, 2012, no Target Company has made a disclosure with respect to any alleged irregularity, misstatement or omission arising under a Government Contract with or a Government Bid by any Target Company, other than routine inquiries, audits and reconciliations; and (iv) the Target Companies have complied with the terms and conditions of each Government Contract and each Government Bid to which it is a party or subject to and all Laws applicable and pertaining to each such Government Contract and Government Bid.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, there are (i) no outstanding claims against any Target Company by a Governmental Authority or by any prime contractor, subcontractor or vendor arising under any Government Contract with or Government Bid by any Target Company and (ii) no disputes between a Governmental Authority and any Target Company under the Contract Disputes Act or any other applicable Law or between any Target Company and any prime contractor, subcontractor or vendor arising under any such Government Contract with or Government Bid by a Target Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, (i) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect, has been issued, or, has, to the Knowledge of the Company, been threatened in writing or is expected with respect to any Government Contract or Government Bid and (ii) no Government Contract has been terminated for default, breach, cause or other failure to perform, and no Target Company has received any adverse or negative past performance evaluations or ratings since January 1, 2015.

(c) No Target Company is suspended or debarred from doing business with a Governmental Authority, nor is any Target Company the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting or contracting with any other Governmental Authority. In the past six (6) years, no Target Company has engaged in any activity that gave rise to an Organizational Conflict of Interest (as defined in FAR 9.501 or applicable agency FAR supplements or the Government Contracts or any comparable applicable state or local Law), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Target Companies.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies, (i) each Target Company’s cost accounting system and procurement systems with respect to the Government Contracts and Government Bids are in compliance with applicable regulations and legal requirements, (ii) no Target Company has received notice from a Governmental Authority of a determination that the cost accounting systems of any Target Company are inadequate for accumulating and billing costs under Government Contracts and (iii) there has been no claim of defective pricing, mischarging or improper payments on the part of any Target Company.

5.26 Certain Business Practices.

(a) No Target Company, nor to the Company’s knowledge any of their respective Representatives acting on their behalf, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any other unlawful payment. No Target Company, nor to the Company’s knowledge any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in material compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.27 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.28 Finders and Brokers. No Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Parent, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Parent set forth in Article IV (including the related portions of the Parent Disclosure Schedules); and (b) neither the Parent nor any of its Representatives have made any representation or warranty as to the Parent or this Agreement, except as expressly set forth in Article IV (including the related portions of the Parent Disclosure Schedules).

5.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Parent’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Parent or its Affiliates.

5.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

ARTICLE VI COVENANTS

6.1 Access and Information.

(a) The Company shall give, and shall direct its Representatives to give, the Parent and its Representatives, during normal business hours and upon reasonable notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies (solely to the extent in the possession of the Target Companies), as the Parent or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with the Parent and its Representatives in their investigation; provided, however, that the Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies; provided, however, the Company and its Representatives shall not be required to provide any of the foregoing (i) with respect to any information that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived, or (ii) if the Company reasonably determines in good faith, after consulting with outside counsel, that such cooperation or access is prohibited by the HSR Act or any other federal, state or local applicable Laws. All such access and information obtained as a result of such access shall be subject to the terms and conditions of Section 6.14.

(b) The Parent shall give, and shall direct its Representatives to give, the Company and its Representatives, during normal business hours and upon reasonable notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Parent or its Subsidiaries (solely to the extent in the possession of the Parent or its Subsidiaries, as applicable), as the Company or its Representatives may reasonably request regarding the Parent, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Parent’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Parent or any of its Subsidiaries; provided, however, the Parent and its Representatives shall not be required to provide any of the foregoing (i) with respect to any information that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived, or (ii) if the Parent reasonably determines in good faith, after consulting with outside counsel, that such cooperation or access is prohibited by the HSR Act or any other federal, state or local applicable Laws. All such access and information obtained as a result of such access shall be subject to the terms and conditions of Section 6.14.

6.2 Conduct of Business of the Company.

(a) Unless the Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement, as set forth on Schedule 6.2 or as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement, as set forth on Schedule 6.2 or as required by applicable Law, during the Interim Period, without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities except (i) with respect to the granting of Company Options to Target Company employees and other service providers consistent with past practice or (ii) as the result of the exercise or conversion of any Company Convertible Securities outstanding as of the date hereof (or in respect of Company Options described in clause (i) above);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) materially increase the wages, salaries, bonuses, other compensation or benefits of its employees other than in the ordinary course of business, consistent with past practice;

(v) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Registered IP, Company IP License or other Company IP that is material to the business of any Target Company (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(vi) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(vii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(viii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(x) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations outside of the ordinary course of business and consistent with past practice), or otherwise dispose of any material portion of its properties, assets or rights;

(xi) other than as required by this Agreement and the Voting Agreements, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xiv) authorize or agree to do any of the foregoing actions.

6.3 Conduct of Business of the Parent.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Schedule 6.3 or as required by applicable Law, the Parent shall, and shall cause its

Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) comply with all Laws applicable to the Parent and its Subsidiaries and their respective businesses, assets and employees.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by the PIPE Investment), as set forth on Schedule 6.3 or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) other than the PIPE Investment, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Parent;

(v) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(vi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(vii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Parent’s outside auditors;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(ix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(x) enter into any agreement, understanding or arrangement with respect to the voting of Parent Securities;

(xi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xii) take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), (B) its compliance in all material respects with applicable securities Laws or (C) the listing of the Parent Common Shares and the Parent Public Warrants on Nasdaq; or

(xiii) authorize or agree to do any of the foregoing actions.

6.4 Parent Public Filings. During the Interim Period, the Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Parent Public Units, the Parent Common Shares, the Parent Public Rights and the Parent Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, Parent intends to list on Nasdaq on the Parent Common Shares and the Parent Public Warrants.

6.5 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any material portion of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Parent and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Parent, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend in writing, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as reasonably promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.6 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Parent, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Parent (other than to engage in the

Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to the Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.7 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt written notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect (except to the extent such covenant, condition or agreement shall by its terms be complied with or satisfied as of the Effective Time); (b) receives any written notice from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any material written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.8 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities and other Persons) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.8(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (which shall be deemed Transaction Expenses hereunder), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a

Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Documents as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

6.9 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.10 The Registration Statement.

(a) The Parent shall prepare, with the assistance of the Company, and simultaneously with the execution of this Agreement (and on the date hereof), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Shares to be issued under this Agreement as the Stock Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent stockholders for the matters to be acted upon at the Special Meeting (as defined below) and providing the Public Stockholders an opportunity in accordance with the Parent’s Organizational Documents and the IPO Prospectus to have their Parent Common Shares redeemed (the “Redemption”) in conjunction with the stockholder vote on the Parent Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent stockholders to vote, at a special meeting of Parent stockholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein by the Parent stockholders in accordance with the Parent’s Organizational Documents, the DGCL, and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of a Second Amended and Restated Certificate of Incorporation of Parent (the “Amended Parent Charter”), which among other matters will increase the authorized capital stock of the Parent to enable Parent to issue the Total Consideration hereunder and the Parent Common Shares to be issued in the PIPE Investment, and Amended and Restated Bylaws of the Parent, each in form and substance reasonably acceptable to the Parent and the Company, (iii) the appointment and designation of the classes of, the members of the Post-Closing Parent Board, and appointment of the members of any committees thereof, in each case in accordance with Section 6.17 hereof and (iv) such other matters as the Company and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Stockholder Approval Matters”), and (v) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Parent. The Proxy Statement shall include the Parent Recommendation, and the Registration Statement and Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the DGCL and Nasdaq rules. Prior to filing with the SEC, the Parent will make available to the Company drafts of the Registration Statement and any other related documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement or such other related document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Parent shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(b) If on the date for which the Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Stockholder Vote, whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Special Meeting; provided, however, that the Special Meeting may not be postponed or adjourned to a date that is later than the Extension Date. In connection with the Registration Statement, Parent will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Parent Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Parent with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise) business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) Parent shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption. Each of Parent and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Parent and, after the Closing, the Parent Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Parent shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Parent stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Parent’s Organizational Documents.

(d) Parent, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Parent shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Parent or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Parent shall distribute the Registration Statement to Parent’s stockholders and the Company Securityholders and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f) Parent shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Parent’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

(g) Within one (1) Business Day after the date of this Agreement, Merger Sub I shall deliver to the Company a copy of resolutions duly adopted by its stockholders by written consent approving and authorizing Merger Sub I’s execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby. Within one (1) Business Day after the date of this Agreement, Merger Sub II shall deliver to the Company a copy of resolutions duly adopted by the sole member of Merger Sub II by written consent approving and authorizing Merger Sub II’s execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby.

6.11 Company Stockholder Meeting. As promptly as practicable after the Registration Statement shall have become effective, the Company will call a meeting of its stockholders in order to obtain the Required Company Stockholder Approval (the “Company Stockholder Meeting”) and the Company shall use its reasonable best efforts to solicit from the holders of Company Stock proxies in favor of the Required Company Stockholder Approval prior to such Company Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

6.12 PIPE Investment. Parent shall use its commercially reasonable efforts to consummate the PIPE Investment in accordance with the PIPE Agreements (with the understanding the Deferred PIPE Closing will be consummated after the Closing in accordance with the terms of the Deferred PIPE Closing Agreement), and the Company shall cooperate with the Parent in such efforts. The Parent shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to any PIPE Agreement that would reasonably be expected to be adverse to the Parent or the Company Stockholders. The Parties further acknowledge that, as required by the Company, in the Sponsor Earnout Letter and Amendment to Escrow Agreement, the Sponsor has waived, on behalf of itself and its members and Affiliates, effective upon and conditioned upon the Closing, (i) any rights that it has under Article Fourth, Section B(b)(ii) of the Parent’s amended and restated certificate of incorporation to the adjustment to the conversion ratio of the Parent Founder Shares in connection with the PIPE Investment or the Closing and (ii) any other preemptive or participation rights that the Sponsor and/or its members or Affiliates may have with respect to the PIPE Investment, including any rights under the Amended and Restated Limited Liability Company Agreement of the Sponsor.

6.13 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Parent, the Company, the Seller Representative and, after the Closing, the Parent Representative (in each case, which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Parent Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Seller Representative and the Parent Representative each reviewing, commenting upon and approving such Closing Filing in any event no later than the third (3rd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.14 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Parent Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Parent or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Parent Confidential Information without the Parent’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or Representatives, during the Interim Period or, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Parent Confidential Information, (A) provide the Parent with prompt written notice of such requirement so that the Parent or an Affiliate thereof may seek a protective order or other remedy at its sole cost and expense or waive compliance with this Section 6.14(a), and (B) in the event that such protective order or other remedy is not obtained, or the Parent waives compliance with this Section 6.14(a), furnish only that portion of such Parent Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Parent Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Affiliates and Representatives to, promptly deliver to the Parent or destroy, at its option, any and all copies (in whatever form or medium) of Parent Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) The Parent hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Parent or any of its Representatives, during the Interim Period or, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other remedy at its sole cost and expense or waive compliance with this Section 6.14(b) and (B) in the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 6.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Parent shall, and shall cause its Representatives to, promptly deliver to the Company or destroy, at its option, any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Parent and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.15 Documents and Information. After the Closing Date, the Parent and the Surviving Corporation shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Parent Representative during normal business hours of the Parent and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Parent or its Subsidiaries (including any Target Company) without first advising the Parent Representative in writing and giving the Parent Representative a reasonable opportunity to obtain possession thereof.

6.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Target Companies, Parent or the Merger Subs (as applicable) and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Target Companies, Parent or the Merger Subs (the “D&O Indemnified Parties”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Party and the Target Companies, Parent or the Merger Subs, in each case as in effect on the date of this Agreement, shall survive the Mergers and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Parent shall cause the Organizational Documents of the Parent, the Surviving Corporation and the other Target Companies to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Parties than are set forth as of the date of this Agreement in the Organizational Documents of the Parent, the Merger Subs and Target Companies to the extent permitted by applicable Law.

(b) On or prior to the Effective Time, the Parent shall obtain binding policies for run-off coverage for (i) the Target Companies’ directors and officers in a form acceptable to the Company (the “Company D&O Tail Insurance”), which Company D&O Tail Insurance shall provide such directors and officers with coverage for six (6) years following the Effective Time in an amount not less than the existing coverage of the Target Companies and shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Target Companies. The Parent shall, and shall cause the Surviving Corporation to, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder. After the Effective Time, the Parent shall timely pay all premiums with respect to the Company D&O Tail Insurance, which such premiums shall constitute a Company Transaction Expense hereunder.

(c) The provisions of this Section 6.16 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives.

(d) For the benefit of the Parent’s directors and officers, the Parent shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Parent D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Parent’s existing policy (true and complete copies of which have been previously provided to the Company) or, if substantially equivalent insurance coverage is unavailable, the best available coverage. For purposes of this Agreement, the purchase of such Parent D&O Tail Insurance shall be treated as a Parent Transaction Expense. If obtained, the Parent shall maintain the Parent D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder. After the Effective Time, the Parent shall timely pay all premiums with respect to the Parent D&O Tail Insurance, which such premiums shall constitute a Parent Transaction Expense hereunder.

6.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Parent to resign, so that effective as of the Closing, the Parent’s board of directors (the “Post-Closing Parent Board”) will consist of ten (10) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Parent Board as follows: (i) two (2) persons shall be designated by the Parent prior to the Closing (the “Parent Directors”), both of whom shall be required to qualify as an independent director under Nasdaq rules, and (ii) eight (8) persons shall designated by the Company prior to the Closing (the “Company Directors”), at least three (3) of whom shall be required to qualify as an independent director under Nasdaq rules.

Subject to resignations provided by the Company’s directors, the board of directors of the Surviving Corporation immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the Company will provide each Parent Director with a customary director indemnification agreement, in form and substance reasonable acceptable to such Parent Director.

(b) The Parties shall take all action necessary, including causing the executive officers of the Parent to resign, so that the individuals serving as executive officers of the Parent immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

6.18 Use of Trust Account Proceeds After the Closing. The Parties agree that at the Closing, the funds in the Trust Account and any proceeds received by the Parent from the PIPE Investment, after taking into account payments for the Redemption, shall first be used (i) to pay the Cash Consideration, (ii) to pay any loans owed by the Parent to the Sponsor for any Parent Transaction Expenses or other administrative expenses incurred by the Parent (“Sponsor Loans”), and (iii) to pay all unpaid Transaction Expenses. The Sponsor Loans and Transaction Expenses, as well as any Parent Transaction Expenses that are required to be paid by delivery of the Parent’s securities, will be paid as and when due pursuant to their terms (including at the Closing to the extent then due pursuant to their terms, or otherwise after the Closing). Any remaining cash will be used for working capital and general corporate purposes.

6.19 Parent Post-Closing Dividend Policy. From and after the Closing, Parent will adopt a stated dividend policy for the Parent to use its commercially reasonable efforts to declare and pay a dividend in such amount as to provide an annual dividend yield to Parent’s stockholders of at least one percent (1%), subject to the determination by Parent’s board of directors (i) that such dividend payment is permitted by applicable Law and (ii) that Parent and its Subsidiaries, on a consolidated basis, have a sufficient amount of unrestricted cash to make such dividend payment and still satisfy their respective existing liabilities and have sufficient reserves for future contingencies or future needs of the business of Parent and its Subsidiaries. Notwithstanding the foregoing, the Parties acknowledge that the Parent’s board of directors is solely responsible for declaring and paying dividends, and nothing herein shall require a director of Parent to breach its fiduciary duties to the Parent or Parent’s stockholders.

6.20 Post-Closing Registration Statement. Parent hereby agrees that within thirty (30) days after the Closing, it will (a) file with the SEC a registration statement for the resale of (i) the Parent Securities acquired by the PIPE Investors in the PIPE Investment (including the Parent Securities to be issued in the Deferred PIPE Closing) and (ii) the Parent Securities of any holder that has registration rights with respect thereto, and (b) use its reasonable best efforts to cause such registration statement to be declared effective as promptly as practicable thereafter.

6.21 Security Clearances. During the Interim Period, the Company shall (a) ensure that each of the Defense Security Service of the United States Department of Defense and any other Governmental Authority responsible for the maintenance of the Target Companies’ facility security clearances, if any, shall not terminate, suspend, revoke or in any way materially change either the Government Contracts with a Target Company or a Target Company’s facility security clearance with respect to such Government Contracts as a result of this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, and (b) continue to take any and all requisite steps to and otherwise cause each of its Subsidiaries to obtain or retain the requisite facility and personnel security clearances to own and operate the Target Companies (and any successor thereto) and their respective businesses as currently conducted and as currently contemplated to be conducted without delay or interruption.

6.22 Listing of Parent Common Shares. Parent will use its commercially reasonable efforts to cause the Parent Common Shares that will be issued in connection with the Mergers and the transactions contemplated hereby to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

ARTICLE VII

SURVIVAL

7.1 Survival. The representations and warranties of the Parent, the Merger Subs and the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent, the Merger Subs or the Parent Representative or the Company or the Seller Representative pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parent, the Merger Subs, the Parent Representative, the Company, the Seller Representative and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parent, the Merger Subs, the Parent Representative, the Company, the Seller Representative or their respective Representatives with respect thereto. The covenants and agreements made by the Parent, the Merger Subs, the Parent Representative, the Company and/or the Seller Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Parent of the following conditions:

(a) Required Parent Stockholder Approval. The Parent Stockholder Approval Matters that are submitted to the vote of the shareholders of the Parent at the Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Parent at the Special Meeting in accordance with the Proxy Statement (the “Required Parent Stockholder Approval”).

(b) Required Company Stockholder Approval. The Company Stockholder Meeting shall have been held in accordance with the DGCL and the Company’s Organizational Documents, and the execution and delivery of this Agreement and each Ancillary Document to which the Company is a party or bound, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Mergers, shall have been approved by the requisite vote of the holders of Company Stock (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(d), shall have been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Net Tangible Assets Test. Upon the Closing, and after giving effect to the completion of the Redemption and the PIPE Investment, the Parent shall have net tangible assets of at least $5,000,001.

(g) PIPE Investment. Parent shall have consummated the PIPE Investment (regardless of the gross proceeds raised, and for the avoidance of doubt, excluding the Deferred PIPE Closing).

(h) Appointment to the Post-Closing Parent Board. The members of Parent’s board of directors shall have been elected or appointed to the Post-Closing Parent Board as of the Closing consistent with the requirements of Section 6.17.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

8.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Parent set forth in this Agreement and in any certificate delivered by the Parent pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Parent.

(b) Agreements and Covenants. The Parent shall have performed in all material respects all of the Parent’s obligations and complied in all material respects with all of the Parent’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Parent since the date of this Agreement which is continuing and uncured.

(d) Parent Cash. The Parent Cash shall be equal to no less than One Hundred Twenty-Five Million U.S. Dollars ($125,000,000).

(e) Listing. The Parent Common Shares to be issued in the Mergers and the transactions contemplated hereby shall have been approved for listing on Nasdaq.

(f) Officer Certificate. The Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Parent in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(g) Secretary Certificate. The Parent shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to (A) copies of the Parent’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Parent Stockholder Approval have been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Parent is or is required to be a party or otherwise bound.

(h) Good Standing. The Parent shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Parent certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Parent’s jurisdiction of organization and from each other jurisdiction in which the Parent is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(i) Amended Parent Charter. The Parent shall have delivered evidence to the Company that the Parent has filed with the Secretary of State of Delaware the Amended Parent Charter.

(j) Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by the Parent and the Sponsor.

(k) Lock-Up Agreements. The Company shall have received a copy of each Lock-Up Agreement, duly executed by the Parent.

8.3 Conditions to Obligations of the Parent. In addition to the conditions specified in Section 8.1, the obligations of the Parent and the Merger Subs to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Parent) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company since the date of this Agreement which is continuing and uncured.

(d) Comfort Letter. The Parent shall have received a comfort letter from the Company’s independent accountant auditing firm with respect to the financial statements of any of the Target Companies included as part of the Registration Statement (directly or as part of any pro forma financial statements included therein) at the time of the effectiveness of the Registration Statement and as of the Closing Date.

(e) Officer Certificate. The Parent shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c)

(f) Secretary Certificate. The Company shall have delivered to the Parent a certificate executed by the Company’s secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, each of the following: (A) a copy of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time); (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of Company Stockholders; (C) the Required Company Stockholder Approval; and (D) the incumbency of officers of the Company authorized to execute this Agreement and any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(g) Good Standing. The Company shall have delivered to the Parent good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(h) Lock-Up Agreements. The Parent shall have received a Lock-Up Agreement for each Company Securityholder, duly executed by such Company Securityholder.

(i) Registration Rights Agreement. The Parent shall have received a copy of the Registration Rights Agreement, duly executed by each Company Stockholder holding shares of Company Class A Common Stock immediately prior to the Effective Time.

(j) Option Cancellation Agreement. The Parent shall have received a copy of an Option Cancellation Agreement, duly executed by each holder of Company Options.

(k) Legal Opinion. Parent shall have received a duly executed, customary corporate opinion from the Company’s counsel or counsels, in form and substance reasonably satisfactory to the Parent, addressed to the Parent and dated as of the Closing Date.

(l) Acceleration and Termination of Company Convertible Securities. The Parent shall have received evidence reasonably acceptable to the Parent that (A) the Company shall have accelerated all Company Options so, as of the Effective Time, no Company Option is unvested and (B) the Company shall have terminated, extinguished and cancelled in full any issued or outstanding Company Convertible Securities or commitments therefor.

(m) Termination of Certain Contracts. The Parent shall have received evidence reasonably acceptable to the Parent that the Contracts involving the Target Companies and/or Company Securityholders set forth on Schedule 8.3(m) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Securityholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Parent and the Company;

(b) by written notice by the Parent or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by March 31, 2018 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) Parent if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date or (ii) the Company if any action or omission by a Target Company or its Affiliates (including any acquisitions that individually or in the aggregate would require the preparation of pro forma financial statements pursuant to Regulation S-X), in each case that was not previously expressly approved in writing by Parent, was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Parent or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company, if (i) there has been a material breach by the Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Parent shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Parent, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Parent or (B) the Outside Date; provided, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Company is in material uncured breach of this Agreement;

(f) by written notice by the Parent if there shall have been a Material Adverse Effect on the Company or its Subsidiaries following the date of this Agreement which is uncured and continuing within twenty (20) days after written notice of such Material Adverse Effect is provided by the Parent;

(g) by written notice by either the Parent or the Company, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, the Parent’s stockholders have duly voted, and the Required Parent Stockholder Approval was not obtained; or

(h) by written notice by either the Parent or the Company, if the Company Stockholder Meeting has been held (including any adjournment or postponement thereof), has concluded, the Company’s stockholders have duly voted, and the Required Company Stockholder Approval was not obtained.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.13, 6.14, 9.3, 9.4, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud of such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 9.3 and this Section 9.2 (including clause (ii) of the immediately preceding sentence, but subject to Section 10.1), and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Transaction Expenses. All Transaction Expenses shall be paid by Parent and/or the Company at or after the Closing pursuant to Section 6.18; provided, that, in the event of termination of this Agreement, all Transaction Expenses shall be paid by the Party incurring such expenses; provided, further, that, in the event of such termination, the Company shall reimburse the Seller Representative for all costs and expenses incurred by the Seller Representative in connection with the transactions contemplated hereby.

9.4 Termination Fee.

(a) Notwithstanding Section 9.3 above, in the event that there is a valid and effective termination of this Agreement by the Company pursuant to Section 9.1(d) due to the Parent’s breach of its representations and warranties in Sections 4.20 or 4.22 or its covenants in Section 6.12, then the Parent shall pay to the Company a termination fee in an amount in cash equal to $2,500,000 (the “Termination Fee”), payable by the Parent upon the earlier of the Parent’s completion of a Business Combination with another Person thereafter or the dissolution and liquidation of the Parent (solely to the extent of funds outside of the Trust Account after payment of the amounts owed to Public Stockholders with respect to their Parent Common Shares in connection with such dissolution and liquidation), by wire transfer of immediately available funds to an account designated in writing by the Company.

(b) Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable under this Section 9.4, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against the Parent or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Company, provided, that the foregoing shall not limit (x) any claim for Fraud prior to termination of this Agreement or (y) the rights of the Company to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

ARTICLE X

WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company represents and warrants that it has read the IPO Prospectus and understands that Parent has established the Trust Account containing the proceeds of the IPO and overallotment shares acquired by Parent’s underwriters (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders (including overallotment shares acquired by Parent’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Parent may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Parent Common Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (b) to the Public Shareholders if the Parent fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any franchise or income Taxes, and (d) to the Parent after or concurrently with the consummation of its Business Combination. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor its Affiliates does now or shall at any time prior to the Effective Time have any right, title, interest or claim of any kind in or to any monies in the Trust Account (or, or at any time hereafter, to distributions therefrom to Public Stockholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement “Public Distributions”), or make any claim against the Trust Account (including any Public Distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or its Affiliates may have against the Trust Account (including any Public Distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any Public Distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Parent and its Affiliates to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Parent or its Representatives, the Company hereby acknowledges and agrees the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any the Company or its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any Public Distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company’s or the Seller Representative’s right to pursue a claim against the Parent for legal relief against monies or other assets held outside the Trust Account (other than Public Distributions therefrom), or for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement pursuant to Section 11.7 hereof (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption of Parent Common Shares pursuant to the Redemption) to the Company and the Company Securityholders in accordance with the terms of this Agreement and the Trust Agreement, and (y) nothing herein shall serve to limit or prohibit any claims that the Company and the Seller Representative may have in the future against the Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to Parent upon Parent’s Business Combination and any assets that have been purchased or acquired with any such funds, but excluding Public Distributions therefrom). This Section 10.1 shall survive termination of this Agreement for any reason.

ARTICLE XI MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent or Merger Subs at or prior to the

Closing to:

Forum Merger Corporation

c/o Forum Investors I, LLC

135 East 57th Street, 8th Floor

New York, New York

Attn: David Boris

Telephone No.: (212) 739-7860

Email: david@forummerger.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Douglas Ellenoff, Esq.

         Tamar Donikyan, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: ellenoff@egsllp.com

            tdonikyan@egsllp.com

If to the Company or the Surviving Corporation or

Surviving Entity, to:

Prior to the Second Merger:

C1 Investment Inc.

3344 Highway 149

Eagan, MN 55121

Attn: John McKenna, Chief Executive Officer

After the Second Merger:

C1 Investment LLC

3344 Highway 149

Eagan, MN 55121

Attn: John McKenna, Chief Executive Officer

with a copy (which will not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attn: Mehdi Khodadad, Esq.

Attn: John T. McKenna, Esq.

Facsimile No.: (650) 849-7400

Telephone No.: (650) 843-5000

Email: mkhodadad@cooley.com

            jmckenna@cooley.com

and

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, CA 94025

Attn: Mark L. Heimlich

Attn: Alexander B. Johnson

Attn: John H. Booher

Facsimile No.: (650) 463-4199

Telephone No.: (650) 463-4000

If to the Seller Representative to:

Clearlake Capital Management III, L.P.

233 Wilshire Boulevard, Suite 800

Santa Monica, CA 90401

Attn: Behdad Eghbali, Partner

Facsimile: (310) 400-8801

E-mail: behdad@clearlakecapital.com

with a copy (which will not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attn: Mehdi Khodadad, Esq.

Attn: John T. McKenna, Esq.

Facsimile No.: (650) 849-7400

Telephone No.: (650) 843-5000

Email: mkhodadad@cooley.com             jmckenna@cooley.com

If to the Parent or the Parent Representative after the Closing, to: ConvergeOne, Inc. 3344 Highway 149 Eagan, MN 55121 Attn: Chairman of the Board of Directors

with a copy (which will not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attn: Mehdi Khodadad, Esq.

Attn: John T. McKenna, Esq.

Facsimile No.: (650) 849-7400

Telephone No.: (650) 843-5000

Email: mkhodadad@cooley.com             jmckenna@cooley.com

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Douglas Ellenoff, Esq.

          Tamar Donikyan, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: ellenoff@egsllp.com

            tdonikyan@egsllp.com

11.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parent, the Company, the Parent Representative and the Seller Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for (a) the rights of the PIPE Investors and any Person that has been engaged as a placement agent in connection with the PIPE Investment (who shall, in each case, be entitled to rely, subject to the same limitations with respect to reliance and survival applicable to the Parties as set forth in this Agreement (including Sections 4.21, 5.29 and 7.1), on the representations and warranties of the Parties set forth in this Agreement, it being understood and agreed that such Persons shall have no right to rely (i) on any other provisions of this Agreement and shall have no rights or recourse against the Company Securityholders with respect to any of the transactions contemplated by this Agreement or (ii) any other instrument or document executed by the Company or the Company Securityholders in connection with the transactions contemplated hereby, and (b) the rights of the D&O Indemnified Parties set forth in Section 6.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement (except as set forth in the next sentence) or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. Notwithstanding the foregoing, from and after the Effective Time, the Company Securityholders (and their successors, heirs and legal representatives (including the Seller Representative) are intended third party beneficiaries of, and may enforce (subject to Section 11.14) Article I and Article II. The Parent Representative from and after the Closing shall be deemed to be a Party to this Agreement for purposes of enforcing its rights and obligations under this Agreement.

11.4 Arbitration. Any and all disputes, controversies and claims (other than disputes subject to the procedures under Section 1.12 or 2.2 or applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary

Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

11.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof; provided, that, to the extent required by the Laws of the State of Delaware (including any Law related to any fiduciary duty, duty of loyalty, or other duty or obligation of the Company’s or the Parent’s respective boards of directors with respect to the Mergers or this Agreement), such Laws of the State of Delaware will apply to the Mergers. Subject to Section 11.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Subject to Section 11.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parent, the Company, the Parent Representative and the Seller Representative.

11.10 Waiver. The Parent on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Securityholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Parent Representative or Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Parent Representative.

11.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. In furtherance of, and without limiting the foregoing, the Parties acknowledge that (i) the execution of this Agreement is the culmination of extensive negotiations between them, all of which were intended to be non-binding upon the Parties until memorialized in the executed copy of this Agreement and none of which should be construed as having created any type of oral agreement between the Parties, and (ii) except as expressly provided in Article IV (as modified by the Parent Disclosure Schedules) and Article V (as modified by the Company Disclosure Schedules), none of the Parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

11.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Parent or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14 Seller Representative.

(a) By the execution and delivery of this Agreement (and with respect to Company Secuirtyholders, by deliver of a Letter of Transmittal), the Company (solely with respect to periods prior to the Effective Time) and each Company Securityholder on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Clearlake Capital Management III, L.P. in its capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of the Company and such Company Securityholder with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Seller Representative is a party, including: (i) making on behalf of such Person any determinations and taking all actions on their behalf relating to the adjustments to the Merger Consideration described in Section 1.12 or the achievement of the Earnout Payments under Article II and any disputes with respect thereto; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Seller Representative is a party (provided, that any such action, if material to the rights and obligations of the Company Securityholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Securityholders unless otherwise agreed by each Company Securityholder who is subject to any disparate treatment of a potentially adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Seller Representative is a party; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Securityholders under this Agreement and to distribute the same to the Company Securityholders in accordance with their Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Seller Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Parent Representative or the Parent, shall be binding upon the Company (with respect to periods prior to the Effective Time), each Company Securityholder and their respective successors and assigns, and they shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement

(b) Any other Person, including the Parent Representative, the Parent, the Company and the Company Securityholders may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company (for periods prior to the Effective Time) and the Company Securityholders hereunder or any Ancillary Document to which the Seller Representative is a party. The Parent Representative, the Parent and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and neither the Company nor any Company Securityholder shall have any cause of action against the Parent Representative, the Parent or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Parent Representative, the Parent and the Company shall not have any Liability to the Company or any Company Securityholder for any allocation or distribution among the Company Securityholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to the Company or a Company Securityholder under this Agreement or any Ancillary Document to which the Seller Representative is a party shall be made to the Seller Representative for the benefit of such Company Securityholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Securityholder with respect thereto. All notices or other communications required to be made or delivered by the Company or a Company Securityholder shall be made by the Seller Representative (except for a notice under Section 11.14(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company and the Company Securityholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company and the Company Securityholders, but the Seller Representative will not be responsible to Company or the Company Securityholders for any Losses that Company or the Company Securityholders may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. The Parent shall indemnify, defend and hold harmless the Seller Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any

Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Parent, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 11.14 shall survive the Closing and continue indefinitely

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Securityholders, then the Company Securityholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Securityholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Parent Representative and the Parent in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

11.15 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that (i) Cooley LLP and Hogan Lovells US LLP (together, “Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby and (ii) Ellenoff Grossman & Schole LLP (“Prior Parent Counsel”) has acted as counsel to the Parent in various matters involving a range of issues and as counsel to the Parent in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

(b) In connection with any matter or dispute under this Agreement, Parent hereby irrevocably waives and agrees not to assert, and agree to cause the Surviving Corporation to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company, (ii) Prior Company Counsel’s representation of the Seller Representative and/or any of the Target Companies (collectively, the “Company Advised Parties”) prior to and after the Closing, (iii) Prior Parent Counsel’s prior representation of the Parent and (iv) Prior Parent Counsel’s representation of the Sponsor, any subsidiary of Parent and/or any Parent stockholders (collectively, the “Parent Advised Parties”) prior to and after the Closing.

(c) Parent further agree, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Company Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Seller Representative on behalf of the Company and shall not pass to or be claimed by Parent or the Surviving Corporation. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative and the Company, shall be controlled by the Seller Representative on behalf of the Company and shall not pass to or be claimed by Parent or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) Parent further agree, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any of Prior Parent Counsel, the Parent, any of the Parent Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Parent Deal Communications”) shall be deemed to be retained and owned collectively by the Parent Advised Parties, shall be controlled by the Parent Representative and shall not pass to or be claimed by Parent or the Surviving Corporation. All Parent Deal Communications that are attorney-client privileged (the “Privileged Parent Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Parent Representative, shall be controlled by the Parent Representative and shall not pass to or be claimed by Parent or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(e) Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Surviving Corporation, on the one hand, and a third party other than the Seller Representative or the Parent Representative on the other hand, Parent or the Surviving Corporation may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications and Privileged Parent Deal Communications to such third party; provided, however, that neither Parent nor the Surviving Corporation may waive such privilege with respect to (i) Privileged Company Deal Communications without the prior written consent of the Seller Representative or (ii) Privileged Parent Deal Communications without the prior written consent of the Parent Representative. In the event that Parent or the Surviving Corporation is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of (i) the Privileged Company Deal Communications, Parent shall immediately (and, in any event, within two (2) Business Days) notify the Seller Representative in writing (including by making specific reference to this Section 11.15) so that the Seller Representative can seek a protective order and (ii) the Privileged Parent Deal Communications, Parent shall immediately (and, in any event, within two (2) Business Days) notify the Parent Representative in writing (including by making specific reference to this Section 11.15) so that the Parent Representative can seek a protective order and, in either case, Parent agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Seller Representative and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Surviving Corporation, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. To the extent that files or other materials maintained by Prior Parent Counsel constitute property of its clients, only the Parent Representative and the Parent Advised Parties shall hold such property rights and Prior Parent Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Parent Deal Communications by reason of any attorney-client relationship between Prior Parent Counsel, on the one hand, and the Parent, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(g) Parent agrees on behalf of itself and the Surviving Corporation, (i) to the extent that Parent or the Surviving Corporation receives or takes physical possession of any Company Deal Communications or Parent Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties, Parent Advised Parties or any other Person, of the privileges or protections described in this Section 11.15, and (b) neither Parent nor the Surviving Corporation shall assert any claim that any of the Company Advised Parties, Parent Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications or Parent Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Seller Representative or the Parent Representative, as applicable, waive the attorney-client or other privilege, or by otherwise asserting that Parent or the Surviving Corporation has the right to waive the attorney-client or other privilege, (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party and (iv) not to seek to obtain the Parent Deal Communications from Prior Parent Counsel so long as such Parent Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

ARTICLE XII

DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Financial Statements.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Closing Cash” means, as of the Reference Time, the sum of (i) the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time, on a consolidated basis, plus, (ii) any Company Transaction Expenses that have been prepaid by the Company as of the Closing Date, in each case, as determined in accordance with the Accounting Principles.

“Closing Indebtedness” means, as of the Reference Time, the aggregate Indebtedness of the Target Companies, on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Class A Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of the Company.

“Company Class B Common Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information (i) that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Parent or any of its Representatives in violation of this Agreement; (ii) that was in the Parent’s or it Representative’s possession prior to the time it was first made available to the Parent or any of its Representatives by or on behalf of the Company or any of its Representatives, provided that the source of such information was not known by Parent to be bound by any contractual or other obligation of confidentiality to the Company or any other Person with respect to any of such information; (iii) that is or becomes available to Parent on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by Parent to be bound by any contractual or other obligation of confidentiality to the Company or any other Person with respect to any of such information; or (iv) is or was independently developed by Parent or its Representatives with no reference to or use of information that otherwise constitutes Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options, and any warrants or other rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchange for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the 2014 Equity Incentive Plan.

“Company IP License” means any Intellectual Property license, sublicense or other agreement or permission under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property.

“Company Option” means an option to purchase Company Stock that was granted pursuant to the Company Equity Plan.

“Company Outbound IP License” means any license, sublicense or other agreement or permission under which a Target Company is the licensor.

“Company Registered IP” means any U.S. or foreign Patent, Patent application, Trademark, service mark registration or application, copyright registration or application or registered Internet Asset or application owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee.

“Company Securities” means, collectively, the Company Stock and the Company Convertible Securities.

“Company Securityholders” means the holders of Company Securities immediately prior to the Effective Time.

“Company Stock” means any shares of Company Class A Common Stock and Company Class B Common Stock.

“Company Stockholders” means the holders of Company Stock immediately prior to the Effective Time.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any of the Target Companies (including any premiums and fees associated with the Company D&O Tail Insurance) and (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Target Companies at the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“EBC” means Early Bird Capital, Inc., the lead underwriter in Parent’s IPO.

“EBITDA” means with respect to any designated period of time, the earnings before interest, income Taxes, depreciation and amortization of Parent and its Subsidiaries (including the Target Companies) on a consolidated basis, for such period, as determined in accordance with the methodology for calculating “Consolidated EBITDA” (including all “add-backs” and adjustments provided therein) (but subject to the Measurement Methodologies) set forth in that certain Term Loan Agreement (as amended and supplemented through the date hereof), whether or not such Term Loan Agreement remains in effect as of any date of calculation.

“Enterprise Value” means an amount equal to $1,137,000,000.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Control Laws” means (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable Laws outside the United States.

“FAR” means the Federal Acquisition Regulation and any agency supplement thereto.

“Fraud” means common law fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Bid” means any quotation, bid or proposal for an award of a new Government Contract made by a Target Company for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to a Target Company may yet be made.

“Government Contract” means any Contract, including an individual task order, delivery order, purchase order or blanket purchase agreement, between a Target Company and the U.S. Government or any other Governmental Authority, as well as any subcontract or other arrangement by which (a) a Target Company has agreed to provide goods or services to a prime contractor, to a Governmental Authority or to a higher-tier subcontractor or (b) a subcontractor or vendor has agreed to provide goods or services to a Target Company, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit or investigate has not expired.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn, and (d) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person to the extent due and payable. For the avoidance of doubt, Indebtedness shall not include any (i) Company Transaction Expenses, (ii) Taxes, (iii) trade payables incurred in the ordinary course of business, (iv) obligations under or in respect of vendor finance, inventory floor planning or similar inventory financing agreements entered into in the ordinary course of business (including the “Floorplan Advances” as defined in the Revolving Loan Agreement), or (v) liabilities associated with the Company’s private cloud offering.

“Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm (which appointment will be made no later than ten (10) Business Days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Parent Representative and the Seller Representative cannot agree on the Independent Expert, in either case within ten (10) Business Days after the Independent Expert Notice Date, either the Parent Representative or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Sections 1.12 and 2.2.

“Independent Expert Notice Date” means the date that either the Parent Representative or the Seller Representative receives notice from the other Party that it intends to resolve a dispute under Section 1.12 or Section 2.2 by the Independent Expert.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto.

“IPO” means the initial public offering of Parent Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Parent, dated April 6, 2017, and filed with the SEC on April 7, 2017 (File Nos. 333-216842 and 333-217187).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable due inquiry or (ii) any other Party, the actual knowledge of its directors and executive officers, after reasonable due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loan Agreements” means, collectively, the Term Loan Agreement, the Revolving Loan Agreement, and any other agreements to which Parent or any of its Subsidiaries is a party evidencing or governing any debt facilities providing for revolving credit loans, term loans, receivables or inventory financing or letters of credit, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Loss” means any losses, Actions, Orders, Liabilities, damages, penalties, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses); provided, that Losses shall not include (a) any special, indirect, exemplary, punitive or consequential damages (to the extent not reasonably foreseeable), except in each case to the extent paid or payable to a third party in a third party claim or (b) any losses or damages associated with any lost profits, diminution in value or lost opportunities.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, natural disaster, weather, geological or meteorological events, terrorism, war (whether or not declared) or any material worsening of such conditions threatened or existing as of the date of this Agreement; (v) changes in applicable Law after the date of this Agreement; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vii) the announcement or pendency of this Agreement or the transactions contemplated hereby, or any action taken by a Party and expressly required by this Agreement and (viii), with respect to the Parent, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)—(v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its

Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Parent, the amount of the Redemption or the failure to obtain the Required Parent Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Parent.

“Measurement Date” means the last calendar day of each fiscal quarter beginning with the first fiscal quarter ending after the Closing Date and ending with last fiscal quarter of 2020.

“Measurement Methodologies” means EBITDA as calculated for the four (4) fiscal quarter period ending on the applicable Measurement Date.

“Merger Sub I Common Shares” means the common stock, par value $0.01 per share, of Merger Sub I.

“Nasdaq” means the Nasdaq Capital Market.

“Net Acquisition Amount” means, in the event the Company, at any time during the period beginning on the date of this Agreement and ending at the Effective Time, whether directly or indirectly, (a) acquires by means of merger, consolidation, reorganization or other similar business combination transaction, a majority of the outstanding equity interests of another Person, (b) makes a minority investment in another Person, and/or (c) acquires a majority of the assets of another Person, in each case, in compliance with Section 6.2 hereof, an amount equal to the (i) the aggregate amount of cash and cash equivalents of the Company paid in connection with such transactions (including, for the avoidance of doubt, the aggregate amount of cash paid for any legal, financial, accounting or other transaction advisory fees and expenses incurred by the Company in connection with such transactions), plus (ii) the aggregate amount of any Indebtedness incurred by the Company in connection with such transactions.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement or similar organizational documents, in each case, as amended.

“Parent Common Share” means a share of Class A Common Stock, par value $0.0001 par value per share, of the Parent.

“Parent Confidential Information” means all confidential or proprietary documents and information concerning the Parent or any of its Representatives; provided, however, that Parent Confidential Information shall not include any information (i) that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Company or any of its Representatives in violation of this Agreement; (ii) that was in the Company’s or it Representative’s possession prior to the time it was first made available to the Company or any of its Representatives by or on behalf of the Parent or any of its Representatives, provided that the source of such information was not known by the Company to be bound by any contractual or other obligation of confidentiality to the Parent or any other Person with respect to any of such information; (iii) that is or becomes available to the Company on a non-confidential basis from a source other than the Parent or its Representatives, provided that such source is not known by the Company to be bound by any contractual or other obligation of confidentiality to the Parent or any other Person with respect to any of such information; or (iv) is or was independently developed by the Company or its Representatives with no reference to or use of information that otherwise constitutes Parent Confidential Information. For the avoidance of doubt, from and after the Closing, Parent Confidential Information will include the confidential or proprietary information of the Target Companies.

“Parent Founder Share” means a share of Class F Common Stock, par value $0.0001 par value per share, of the Parent.

“Parent Private Right” means one right that was included as part of each Parent Private Unit entitling the holder thereof to receive one-tenth (1/10th) of a Parent Common Share upon the consummation by the Parent of an initial Business Combination.

“Parent Private Warrant” means one whole warrant that was included in as part the Parent Private Units, entitling the holder thereof to purchase one (1) Parent Common Share at a purchase price of $11.50 per Parent Common Share.

“Parent Private Units” means the units issued in private placements to Sponsor at the time of the consummation of the IPO and thereafter, which units consist of one (1) Parent Common Share, one (1) Parent Private Right and one-half (1/2) of one (1) Parent Private Warrant.

“Parent Public Right” means one right that was included as part of each Parent Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a Parent Common Share upon the consummation by the Parent of an initial Business Combination.

“Parent Public Unit” means the units issued in the IPO consisting of one (1) Parent Common Share, one (1) Parent Public Right and one-half (1/2) of one (1) Parent Public Warrant.

“Parent Public Warrants” means one whole warrant that was included in as part of the Parent Public Units, entitling the holder thereof to purchase one (1) Parent Common Share at a purchase price of $11.50 per Parent Common Share.

“Parent Securities” means the Parent Common Shares, the Parent Founder Shares, the Parent Public Units, the Parent Public Rights, the Parent Public Warrants, the Parent Private Units, the Parent Private Rights, the Parent Private Warrants and the Parent UPO, collectively.

“Parent Share Price” means an amount equal to the VWAP of the Parent Common Shares over the twenty (20) Trading Days (as adjusted pursuant to Section 2.1(b)) ending at the close of business on the principal securities exchange or securities market on which the Parent Common Shares are then traded immediately prior to the date of determination (such date, the “Exchange Date”), as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Parent Transaction Expenses” means all fees and expenses of Parent incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Parent (including, without limitation, any premiums and fees associated with the Parent D&O Tail Insurance), (ii) in connection with the IPO but previously deferred by the terms thereof until consummation of a Business Combination (including fees or commissions payable to the underwriters and any legal fees), and (iii) in connection with the PIPE Investment.

“Parent UPO” means the option issued to EBC and/or its designee to purchase up to 1,125,000 Parent Public Units at a price of $10.00 per unit, provided the exercise price per unit may be adjusted as stated in the option.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Closing Cash” means that amount of the Closing Cash that is not restricted under the terms and conditions of the Loan Agreements from being made available by the parties thereto to Parent to be paid as Cash Consideration pursuant to Section 1.7(b), subject to the good faith and reasonable determination of the Company’s Board of Directors as of immediately prior to the Closing that a higher amount is necessary to be retained by the Company satisfy the Company’s existing liabilities and reserves for future contingencies and needs of the Company’s business.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, or (f) other Liens which as would not, individually or in the aggregate, in an adverse manner, materially affect the value of, or materially interfere with the use of the property subject thereto.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means, for each Company Securityholder, a percentage determined by dividing the total number of shares of Company Stock held by a Company Securityholder (in each case treating, (a) any shares other than Company Class A Common Stock on an as-converted to Company Class A Common Stock basis, and excluding any Company Securities described in Sections 1.8(b) and 1.8(c) and (b) all outstanding Company Convertible Securities as fully vested and as if such Company Convertible Security had been exercised in accordance with Section 1.8(d)(ii)) as of the Effective Time by the Total Fully Diluted Company Shares.

“Redemption Price” means an amount equal to price at which each Parent Common Share is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Parent hereunder to occur at the Closing, but giving effect to any obligations in respect of Company Transaction Expenses, Indebtedness or other liabilities that are contingent upon the consummation of the Closing).

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, by and among the Parent, the Sponsor and the Company Stockholders holding shares of Company Class A Common Stock as of immediately prior to the Effective Time that are party thereto, in substantially the form attached hereto as Exhibit E.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Revolving Loan Agreement” means that certain Revolving Loan Credit Agreement, dated as of June 20, 2017, by and among, inter alia, C1 Intermediate Corp., ConvergeOne Holdings Corp., and ConvergeOne, Inc., the lenders party thereto and Wells Fargo Commercial Distribution Finance, LLC.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Forum Investors I, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding anything to the contrary contained herein, the WFOE and the VIE Entities will each be deemed to be Subsidiaries of the Company for all purposes of this Agreement.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, Code Section 59A, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of June 20, 2017, by and among, inter alia, ConvergeOne Holdings Corp., C1 Intermediate Corp., the lenders party thereto and JPMorgan Chase Bank, N.A., in the form attached to the Registration Statement.

“Total Fully Diluted Company Shares” means the total number of issued and outstanding shares of Company Stock (in each case treating (a) any shares other than Company Class A Common Stock on an as-converted to Company Class A Common Stock basis and (b) all outstanding Company Convertible Securities as fully vested and as if the Company Convertible Security had been exercised as of the Effective Time, but excluding any Company Securities described in Sections 1.8(b) and 1.8(c).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which the principal securities exchange or securities market on which the Parent Common Shares are then traded is open for trading.

“Transaction Expenses” means the Company Transaction Expenses and the Parent Transaction Expenses.

“Trust Account” means the trust account established by Parent with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 14, 2015, as it may be amended, by and between the Parent and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by Parent in good faith. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2018 Target	2.1(a)
2019 Target	2.1(a)
2020 Target	2.1(a)
AAA	11.4
AAA Procedures	11.4
Accelerated Earnout Payment	2.1(d)
Accelerated Option	1.8(d)(ii)
Acquisition Proposal	6.5(a)
Adjustment Amount	1.12(c)

Term	Section
Agreement	Preamble
Alternative Transaction	6.5(a)
Amended Parent Charter	6.10(a)
Antitrust Laws	6.8(b)
Business Combination	10.1
Cash Consideration	1.7(b)
Catchup Earnout Payment	2.1(c)
Certificate of First Merger	1.2
Certificate of Second Merger	1.2

Term	Section
Certificates of Merger	1.2
CFO	2.2
Change of Control	2.1(e)
Change of Control Earnout Payment	2.1(e)
Closing	3.1
Closing Consideration	1.10(a)
Closing Date	3.1
Closing Filing	6.13(b)
Closing Press Release	6.13(b)
Closing Statement	1.12(a)
Company	Preamble
Company Advised Parties	11.15(b)
Company Benefit Plan	5.18(a)
Company Certificates	1.8(a)
Company D&O Tail Insurance	6.16(b)
Company Deal Communications	11.15(c)
Company Directors	6.17(a)
Company Disclosure Schedules	Article V
Company Financials	5.7(a)
Company IP	5.13(a)
Company Leased Properties	5.15(b)
Company Material Contract	5.12(a)
Company Permits	5.10
Company Real Property Leases	5.15(b)
Company Stockholder Meeting	6.11
Continuing Directors	2.1(e)
D&O Indemnified Parties	6.16(a)
Deferred Payment	1.7(b)
Deferred PIPE Closing	4.20
Deferred PIPE Closing Agreement	4.20
Deferred PIPE Closing Amount	4.20
DGCL	Recitals
Dispute	11.4
Dissenting Shares	1.13
Dissenting Stockholder	1.13
DLLCA	1.2
Earnout Cash Payment	2.1(a)
Earnout Cash Payment Shortfall	2.1(b)
Earnout Cash Payment Shortfall Parent Shares	2.1(b)
Earnout Payments	2.1(e)
Earnout Period	2.1(a)
Earnout Statement	2.2
Earnout Stock Payment	2.1(a)
Earnout Targets	2.1(a)
Earnout Year	2.1(a)
Effective Time	1.2
Enforceability Exceptions	4.2(a)
Environmental Permit	5.19(a)

Term	Section
Estimated Cash Consideration	1.11(b)
Estimated Closing Cash	1.11(a)
Estimated Closing Indebtedness	1.11(a)
Estimated Company Statement	1.11(a)
Estimated Merger Consideration	1.11(a)
Estimated Net Acquisition Amount	1.11(a)
Estimated Parent Cash	1.11(b)
Estimated Parent Statement	1.11(b)
Estimated Permitted Closing Cash	1.11(a)
Estimated Stock Consideration	1.11(b)
Exchange Date	12.1 (def. of Parent Share Price)
Federal Securities Laws	6.6
Final Merger Consideration	1.12(b)
First Merger	Recitals
Group	2.1(e)
Interim Balance Sheet Date	5.7(a)
Interim Period	6.2(a)
Letter of Transmittal	1.10(b)
Lock-Up Agreement	1.10(c)
Lost Certificate Affidavit	1.10(e)
Mergers	Recitals
Merger Consideration	1.7(a)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Objection Statement	1.12(a)
OFAC	4.18(c)
Option Cancellation Agreement	1.10(c)
Outside Date	9.1(b)
Parent	Preamble
Parent Advised Parties	11.15(b)
Parent Cash	1.7(b)
Parent D&O Tail Insurance	6.16(d)
Parent Deal Communications	11.15(d)
Parent Directors	6.17(a)
Parent Disclosure Schedules	Article IV
Parent Financials	4.6(b)
Parent Material Contract	4.13(a)
Parent Recommendation	4.2(b)
Parent Representative	1.12(a)
Parent Stockholder Approval Matters	6.10(a)
Party(ies)	Preamble
Permitted Agreement Payment Amount	2.1(b)
Permitted Cash Payment	2.1(b)
Permitted Leverage Payment Amount Payment	2.1(b)

Term	Section
PIPE Agreement	4.20
PIPE Investment	Recitals
PIPE Investors	4.20
Post-Closing Parent Board	6.17(a)
Prior Company Counsel	11.15(a)
Prior Parent Counsel	11.15(a)
Privileged Company Deal Communications	11.15(c)
Privileged Parent Deal Communications	11.15(d)
Proxy Statement	6.10(a)
Public Certifications	4.6(a)
Public Distributions	10.1
Public Stockholders	10.1
Redemption	6.10(a)
Registration Statement	6.10(a)
Regular Earnout Payment	2.1(a)
Related Person	5.20
Released Claims	10.1
Required Company Stockholder Approval	8.1(b)
Required Parent Stockholder Approval	8.1(a)
Resolution Period	11.4
SEC Reports	4.6(a)

Term	Section
Second Effective Time	1.2
Second Merger	Recitals
Seller Representative	Preamble
Special Meeting	6.10(a)
Signing Filing	6.13(b)
Signing Press Release	6.13(b)
Specified Courts	11.5
Sponsor Earnout Letter and Amendment to Escrow Agreement	2.3(a)
Sponsor Earnout Shares	2.3(a)
Sponsor Loans	6.18
Stock Consideration	1.7(b)
Surviving Corporation	1.1(a)
Surviving Entity	1.1(b)
Termination Fee	9.4(a)
Top Customers	5.24
Top Suppliers	5.24
Total Consideration	1.7(a)
Transmittal Documents	1.10(c)
Voting Agreements	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Parent: FORUM MERGER CORPORATION

By:	/s/ David Boris
Name:	David Boris
Title:	Co-Chief Executive Officer

Merger Sub I: FMC MERGER SUBSIDIARY CORP.

By:	/s/ David Boris
Name:	David Boris
Title:	Co-Chief Executive Officer

Merger Sub II: FMC MERGER SUBSIDIARY LLC

By:	/s/ David Boris
Name:	David Boris
Title:	Co-Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Seller Representative: CLEARLAKE CAPITAL MANAGEMENT III, L.P., solely in its capacity as the Seller Representative hereunder

By:	/s/ Behdad Eghbali
Name:	Behdad Eghbali
Title:	Managing Partner

The Company: C1 INVESTMENT CORP.

By:	/s/ John A. McKenna
Name:	John A. McKenna, Jr.
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]